                                                                    EXHIBIT 2.1

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                              E*TRADE GROUP, INC.,

                             TURBO ACQUISITION CORP.

                                       AND

                         TELEBANC FINANCIAL CORPORATION

                                  May 31, 1999


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                                TABLE OF CONTENTS
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                                                                                                               Page

ARTICLE I THE MERGER..............................................................................................2
         1.1      The Merger......................................................................................2
         1.2      Closing; Effective Time.........................................................................2
         1.3      Effect of the Merger............................................................................2
         1.4      Certificate of Incorporation; Bylaws............................................................2
         1.5      Directors and Officers..........................................................................3
         1.6      Effect on Capital Stock.........................................................................3
         1.7      Surrender of Certificates.......................................................................4
         1.8      No Further Ownership Rights in Company Capital Stock............................................6
         1.9      Lost, Stolen or Destroyed Certificates..........................................................6
         1.10     Tax and Accounting Consequences.................................................................6
         1.11     Withholding Rights..............................................................................6
         1.12     Taking of Necessary Action; Further Action......................................................6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY..............................................................7
         2.1      Organization, Standing and Power................................................................7
         2.2      Capital Structure...............................................................................7
         2.3      Authority.......................................................................................8
         2.4      SEC Documents; Financial Statements.............................................................9
         2.5      Absence of Certain Changes.....................................................................10
         2.6      Absence of Undisclosed Liabilities.............................................................11
         2.7      Litigation.....................................................................................11
         2.8      Restrictions on Business Activities............................................................11
         2.9      Compliance With Laws...........................................................................11
         2.10     Title to Property..............................................................................11
         2.11     Intellectual Property..........................................................................12
         2.12     Environmental Matters..........................................................................13
         2.13     Taxes..........................................................................................14
         2.14     Employee Benefit Plans.........................................................................15
         2.15     Employee Matters...............................................................................18
         2.16     Interested Party Transactions..................................................................19
         2.17     Insurance......................................................................................19
         2.18     Regulatory Matters.............................................................................19
         2.19     Material Contracts.............................................................................21
         2.20     Banking Business...............................................................................22
         2.21     Year 2000 Compliance...........................................................................23
         2.22     Opinion of Financial Advisor...................................................................23
         2.23     Company Affiliates.............................................................................23
         2.24     State Takeover Statutes; Charter Provisions....................................................23
         2.25     Tax and Accounting Treatment...................................................................24
         2.26     Brokers' and Finders' Fees.....................................................................24
         2.27     Representations Complete.......................................................................24

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT.............................................................24
         3.1      Organization, Standing and Power...............................................................24

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
         3.2      Capital Structure..............................................................................25
         3.3      Authority......................................................................................25
         3.4      SEC Documents; Financial Statements............................................................27
         3.5      Absence of Undisclosed Liabilities.............................................................27
         3.6      Litigation.....................................................................................27
         3.7      Compliance With Laws...........................................................................27
         3.8      Year 2000 Compliance...........................................................................28
         3.9      Tax Treatment..................................................................................28
         3.10     Broker's and Finders' Fees.....................................................................28
         3.11     Representations Complete.......................................................................28

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME...................................................................28
         4.1      Conduct of Business............................................................................28
         4.2      Conduct of Business of Company.................................................................29
         4.3      Conduct of Parent..............................................................................32
         4.4      No Solicitation................................................................................32

ARTICLE V ADDITIONAL AGREEMENTS..................................................................................33
         5.1      Registration Statement; Proxy Statements.......................................................33
         5.2      Meeting of Stockholders........................................................................36
         5.3      Access to Information..........................................................................37
         5.4      Confidentiality................................................................................37
         5.5      Public Disclosure..............................................................................37
         5.6      Consents; Cooperation..........................................................................37
         5.7      Reasonable Best Efforts and Further Assurances.................................................38
         5.8      Blue Sky Laws..................................................................................38
         5.9      Listing of Additional Shares; Nasdaq Quotation.................................................38
         5.10     Pooling Accounting.............................................................................39
         5.11     Affiliate Agreements...........................................................................39
         5.12     Tax Treatment..................................................................................39
         5.13     Company Options................................................................................39
         5.14     Form S-8.......................................................................................40
         5.15     Employees; Employee Benefit Matters............................................................40
         5.16     Director and Officer Indemnification...........................................................41
         5.17     Comfort Letters................................................................................42
         5.18     Stockholder Litigation.........................................................................42
         5.19     Company Debt Securities........................................................................42

ARTICLE VI CONDITIONS TO THE MERGER..............................................................................43
         6.1      Conditions to Obligations of Each Party to Effect the Merger...................................43
         6.2      Additional Conditions to Obligations of Company................................................44
         6.3      Additional Conditions to the Obligations of Parent and Merger Sub..............................44

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER....................................................................46
         7.1      Termination....................................................................................46
         7.2      Effect of Termination..........................................................................47
         7.3      Expenses and Termination Fees..................................................................47
         7.4      Amendment......................................................................................48
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         7.5      Extension; Waiver..............................................................................48

ARTICLE VIII GENERAL PROVISIONS..................................................................................49
         8.1      Non-Survival at Effective Time.................................................................49
         8.2      Notices........................................................................................49
         8.3      Interpretation.................................................................................50
         8.4      Counterparts...................................................................................50
         8.5      Entire Agreement; Nonassignability; Parties in Interest........................................50
         8.6      Severability...................................................................................51
         8.7      Remedies Cumulative............................................................................51
         8.8      Governing Law..................................................................................51
         8.9      Rules of Construction..........................................................................51
         8.10     Definitions; Etc...............................................................................51
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


EXHIBITS

Exhibit A    -      Form of Certificate of Merger
Exhibit B    -      Form of Company Affiliate Agreement
Exhibit C    -      Form of Parent Affiliate Agreement
Exhibit D    -      Form of Management Continuity Agreement



                                      4

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                  This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made and entered into as of May 31, 1999, by and among E*TRADE Group, Inc., a Delaware corporation ("Parent"), Turbo Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Telebanc Financial Corporation, a Delaware corporation ("Company").

                                    RECITALS

                  A. The Board of Directors of Company has unanimously (i) determined that it is advisable and fair to, and in the best interests of, Company and its stockholders that, upon the terms and subject to the conditions of this Agreement, Merger Sub merge with and into Company, with Company being the surviving corporation (the "Merger"), (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) determined to recommend the approval of this Agreement and the Merger by the stockholders of Company.

                  B. The Board of Directors of Parent has (i) determined that the Merger is advisable and in the best interests of Parent and its stockholders and (ii) approved this Agreement, the Merger and the other transactions contemplated hereby.

                  C. Pursuant to the Merger, among other things, the outstanding shares of Common Stock, par value $.01 per share ("Company Common Stock"), of Company shall be converted into the right to receive the consideration set forth herein.

                  D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a "reorganization" under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and as a pooling of interests for financial accounting purposes.

                  E. Concurrently with the execution of this Agreement and as an inducement to Parent and Merger Sub to enter into this Agreement, (a) Company and Parent have entered into a stock option agreement dated the date hereof (the "Option Agreement") providing for the purchase by Parent of newly-issued shares of Company Common Stock under certain circumstances, and (b) certain affiliates of Company have on the date hereof entered into Stockholder Agreements the ("Stockholder Agreements") pursuant to which they have agreed among other things, to vote the shares of Company Common Stock over which such persons have voting power to approve this Agreement and the Merger;

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

                  1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

                  1.2 Closing; Effective Time. The consummation of the Merger (the "Closing") shall take place as soon as practicable, and in any event not later than two (2) business days, after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto may agree (the "Closing Date"). The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California 94303, or at such other location as the parties hereto may agree in writing. The Merger shall become effective on the Closing Date, as set forth in the Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger"), which shall be filed with the Secretary of State of the State of Delaware on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective on the Closing Date, as set forth in the Certificate of Merger.

                  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  1.4 Certificate of Incorporation; Bylaws.

                      (a) At the Effective Time, the Certificate of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation; provided, however, that immediately after the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety like the Certificate of Incorporation of Merger Sub with
Article I of the Certificate of Incorporation amended to read as follows: "The name of the corporation is Telebanc Financial Corporation."

                      (b) The Bylaws of Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended; provided, however, that immediately after the Effective Time the Bylaws of the Surviving Corporation shall be amended and restated so as to read like the Bylaws of Merger Sub.

                  1.5 Directors and Officers. At the Effective Time, the directors of Merger Sub shall be the initial directors of the Surviving Corporation, until their successors are duly elected or appointed and qualified. The officers of Company at the Effective Time shall be the initial officers of Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

                  1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities:

                      (a) Conversion of Company Capital Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 1.6(b)) will be converted automatically into the right to receive 2.1 shares (the "Exchange Ratio") of Parent Common Stock, par value $.01 per share ("Parent Common Stock"), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or, in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and, if required, bond, in the manner provided in Section 1.9).

                      (b) Cancellation of Company Capital Stock Owned by Parent, Merger Sub or Company. Each share of Company Common Stock that is owned by Company as treasury stock and each share of Company Common Stock owned by Parent or Merger Sub or any direct or indirect wholly owned Subsidiary (as defined below) of Parent, Merger Sub or Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                      (c) Company Stock Option Plans. At the Effective Time, Company's 1994 Stock Option Plan, 1997 Stock Option Plan and 1998 Stock Incentive Plan, as amended (collectively, the "Company Stock Option Plans"), and all options to purchase Company Common Stock then outstanding under the Company Stock Option Plans or pursuant to option agreements listed on Schedule 1.6(c) attached hereto (collectively, "Company Options") shall be assumed by Parent in accordance with Section 5.13.

                      (d) Unvested Company Common Stock. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under the Company Employee Stock Ownership Plan, any applicable restricted stock purchase agreement, or other agreement with Company or under which Company has any rights, then (unless such condition terminates by virtue of the Merger pursuant to the express term of such agreement) the shares of Parent Common Stock issued in exchange for such shares of Parent Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

                      (e) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock, par value $.001 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.001 per share, of the Surviving Corporation, and the Surviving Corporation shall become a wholly owned Subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                      (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be appropriately adjusted to reflect the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time and of any increase in the number of shares of Company Common Stock outstanding resulting from any failure of Section 2.2 to be correct on the date hereof or by Company to comply with its covenants under Section 4.2 of this Agreement, so as to provide Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, like change or increase.

                      (g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing sale prices for a share of Parent Common Stock as quoted on the Nasdaq National Market over the five (5) most recent trading days that Parent Common Stock has traded ending on the last full trading day prior to the date on which the Effective Time occurs.

                  1.7 Surrender of Certificates.

                      (a) Exchange Agent. Parent's transfer agent or another institution selected by Parent and reasonably acceptable to Company shall act as exchange agent (the "Exchange Agent") in the Merger.

                      (b) Parent to Provide Common Stock and Cash. Prior to the Effective Time, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, (i) the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(g) and any dividend or distribution to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

                      (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to
Section 1.6 and any dividends or other distributions pursuant to Section 1.7(d), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6 and any dividends or other distributions pursuant to Section 1.7(d).

                      (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Parent Common Stock.

                      (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued by the Exchange Agent in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a check in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                      (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  1.8 No Further Ownership Rights in Company Capital Stock.
All shares of Parent Common Stock issued (and cash in lieu of fractional shares paid and any dividends or other distributions pursuant to Section 1.7(d)) upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

                  1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                  1.10 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and as a pooling of interests for accounting purposes.

                  1.11 Withholding Rights. Parent and the Surviving
Corporation shall be entitled to deduct and withhold from the number of shares of Parent Common Stock otherwise deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

                  1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

                  Except as disclosed in the document of even date herewith delivered by Company to Parent prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Company Disclosure Schedule"), any exception so disclosed in the Company Disclosure Schedule to specifically identify the Section of this Agreement to which such exception relates, Company represents and warrants to Parent and Merger Sub as follows:

                  2.1 Organization, Standing and Power. Each of Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Company is registered as a savings and loan holding company in accordance with the Home Owners' Loan Act. Each of Company and its Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect (as defined in Section 8.10) on Company. Company has made available to Parent a true and correct copy of the certificate or articles of incorporation, as amended, and bylaws, as amended, and any other charter or organizational documents, each as amended, of Company and each of its Subsidiaries. Neither Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended. All of the outstanding shares of capital stock and voting securities of each of Company's Subsidiaries owned, directly or indirectly, by Company are duly authorized, validly issued, fully paid and nonassessable, and those shares of capital stock and voting securities of each of Company's Subsidiaries owned by Company, directly or indirectly, are free and clear of all liens, charges, claims or encumbrances or rights of others. Except as disclosed in the Company SEC Documents (as defined below), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary, or otherwise obligating Company or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. TeleBank is a federal savings association existing under the laws of the United States. The deposit accounts in TeleBank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by TeleBank.

                  2.2 Capital Structure. The authorized capital stock of Company consists of 135,000,000 shares of Company Common Stock, and 500,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), of which there were issued and outstanding as of the close of business on May 28, 1999, 16,857,835 shares of Company Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after May 28, 1999 other than pursuant to the exercise of Company Options outstanding as of such date. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by the Amended and Restated Certificate of Incorporation or Bylaws, each as amended, of Company or any agreement to which Company is a party or by which it is bound. As of the close of business on May 28, 1999, Company has reserved an aggregate of 4,773,019 shares of Common Stock for issuance to employees, consultants and directors pursuant to the Company Stock Option Plans and the Company Options, of which 218,092 shares have been issued pursuant to option exercises or direct stock purchases or awards, 2,570,680 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase rights. Since May 28, 1999, Company has not issued or granted additional options under the Company Stock Option Plans or otherwise. Company has not issued or granted any stock appreciation rights or performance units payable in stock of the Company that are currently outstanding. Except for
(i) the rights created pursuant to this Agreement, the Company Stock Option Plans, the Company Options and the Option Agreement and (ii) Company's right to repurchase any unvested shares under the Company Stock Option Plans, the Company Options or the Company Employee Stock Ownership Plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Company or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for this Agreement and as provided by Section 5.11, there are no contracts, commitments or agreements relating to voting, purchase or sale of Company's capital stock between or among Company and any of its stockholders. The terms of the Company Stock Option Plans permit the assumption of options to purchase Company Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities or the Company stockholders. True and complete copies of all material agreements and instruments, that are currently in force or under which Company has any liability, relating to or issued under the Company Stock Option Plans, the Company Options and the Company Employee Stock Ownership Plan have been provided to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent. All outstanding shares of Company Common Stock and all Company Options were issued in compliance with all applicable federal and state securities laws.

                  2.3 Authority. Assuming the filings and approvals described in clauses (i) through (iv) of the last sentence of this Section are made or obtained (as the case may be) and the condition set forth in Section 6.1(a) is satisfied, Company has all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, subject only, as of the date of this Agreement, to the approval of the Merger by Company's stockholders as contemplated by Section 6.1(a). Each of this Agreement and the Option Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. Assuming the filings and approvals described in clauses (i) through (iv) of the last sentence of this Section are made or obtained (as the case may be) and the condition set forth in Section 6.1(a) is satisfied, the execution and delivery of this Agreement and the Option Agreement by Company does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, (i) any provision of the certificate or articles of incorporation, bylaws, or other charter or organizational documents, each as amended, of Company or any of its Subsidiaries or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its Subsidiaries or any of their properties or assets, except for any conflicts, violations, defaults or other occurrences that would not (A) individually or in the aggregate have a Material Adverse Effect on Company or any of its Subsidiaries or (B) prevent or materially impair or delay the consummation of the Merger. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission, self-regulatory organization ("SRO") or other foreign or domestic governmental or quasi-governmental authority or instrumentality (each of the foregoing, a "Governmental Entity") is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Option Agreement, the performance of Company's obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing of applications and notices with and the receipt of requisite approvals from the Office of Thrift Supervision (the "OTS") with respect to the Merger, (iii) the filing with, and clearance by, the SEC of the Proxy Statement (as defined in Section 5.1) relating to the Company Stockholders Meeting (as defined in Section 5.1), (iv) such notices, applications, consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws or the securities laws of any foreign country in connection with the Merger; and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Company and would not prevent, or materially alter or delay, any of the transactions contemplated by this Agreement or the Option Agreement. Company is not aware of any reason why the approvals of all Governmental Entities necessary to permit consummation of the Merger or the other transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement described in
Section 6.3(c).

                  2.4 SEC Documents; Financial Statements. Company has furnished or made available (including via EDGAR) to Parent a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act")), definitive proxy statement and other filings (including exhibits, supplements and schedules thereto) filed with the SEC by Company since January 1, 1997, and, prior to the Effective Time, Company will have furnished or made available (including via EDGAR) to Parent true and complete copies of any additional documents filed with the SEC by Company prior to the Effective Time (collectively, the

"Company SEC Documents"). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document. The financial statements of Company, including the notes thereto, included in the Company SEC Documents (the "Company Financial Statements") were complete and correct in all material respects as of their respective dates (except to the extent corrected by a subsequently filed Company SEC Document), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Company Financial Statements fairly present the consolidated financial condition and operating results of Company and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

                  2.5 Absence of Certain Changes. Since December 31, 1998
(the "Company Balance Sheet Date"), except as set forth in any Company SEC Document (but only to the extent set forth therein), Company has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on Company; (ii) any acquisition, sale or transfer of any material asset of Company or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its or any of its Subsidiaries' assets, except as set forth in any Company SEC Document (but only to the extent set forth therein); (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock; (v) any material contract entered into by Company or any of its Subsidiaries, other than in the ordinary course of business and as made available to Parent, or any material amendment or termination of, or default under, any material contract to which Company or any of its Subsidiaries is a party or by which it is bound;
(vi) any amendment or change to the Certificate of Incorporation or Bylaws of Company; (vii) any material increase in or modification of the compensation or benefits payable or to become payable by Company or any of its Subsidiaries to any of their respective directors, officers or employees, other than (in the case of non-executive officer employees) in the ordinary course of business consistent with past practice; (viii) any material change in the interest rate risk management and hedging policies, procedures or practices of Company or any of its Subsidiaries, or any failure to comply with such policies, procedures and practices; or (ix) any negotiation or agreement by Company or any of its Subsidiaries to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

                  2.6 Absence of Undisclosed Liabilities. None of Company or any of its Subsidiaries has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the consolidated balance sheet (and the related notes thereto) of Company and its Subsidiaries included in Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998 (the "Company Balance Sheet"), (ii) those incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date and which have not had and are not reasonably likely to have a Material Adverse Effect on Company, and (iii) those incurred in connection with the execution of this Agreement.

                  2.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, inquiry, examination, inspection or, to the knowledge of Company or any of its Subsidiaries, investigation pending by or before any Governmental Entity, agency, court or tribunal, foreign or domestic or, to the knowledge of Company or any of its Subsidiaries, threatened against Company or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby or could reasonably be expected to have a Material Adverse Effect on Company. There is no judgment, decree or order against Company or any of its Subsidiaries, or, to the knowledge of Company and its Subsidiaries, any of their respective directors or officers (in their capacities as such), that, individually or in the aggregate, could reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or could reasonably be expected to have a Material Adverse Effect on Company.

                  2.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or currently proposed business practice of Company or any of its Subsidiaries, any acquisition of property by Company or any of its Subsidiaries or the conduct of business by Company or any of its Subsidiaries as currently conducted or as described in any Company SEC Document as proposed to be conducted by Company or any of its Subsidiaries.

                  2.9 Compliance With Laws. Each of Company and its
Subsidiaries has complied in all material respects with all applicable federal, state, local, self-regulatory and foreign laws, statutes, ordinances, rules and regulations, and is not in violation in any material respect of, and has not received any notices of material violation with respect to, its respective certificate or articles of incorporation or bylaws or other charter or organizational documents, or any federal, state, local, self-regulatory or foreign statute, law, ordinance, rule or regulation applicable to the conduct of its business or the ownership or operation of its business.

                  2.10 Title to Property. Company and its Subsidiaries have good, valid and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business and except for any real property that Company or any of its Subsidiaries has acquired in the ordinary course of business by foreclosure or by deed in lieu thereof), or in the case of leased properties and assets, valid leasehold interests in the leased properties and assets, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) recorded easements, covenants, conditions and other restrictions of record as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Company Balance Sheet. There are no defaults (or events that, with notice or lapse of time or both, would constitute defaults) by Company or its Subsidiaries with respect to the liens securing debt which is reflected on the Company Balance Sheet. With respect to any properties or assets leased by Company or any of its Subsidiaries, there are no defaults (or events that, with notice or lapse of time or both, would constitute defaults) by Company or its Subsidiaries, or to the knowledge of Company, any other party to the leases of such properties or assets. There are no outstanding options, rights of first refusal or similar rights to purchase the properties and/or assets owned by Company or any of its Subsidiaries. All properties used in the operations of Company and its Subsidiaries are reflected in the Company Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 2.10 identifies each parcel of real property owned or leased by Company or any of its Subsidiaries.

                  2.11 Intellectual Property.

                       (a) Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable and unencumbered rights to use all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, maskworks, net lists, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or currently proposed to be used by Company and its Subsidiaries in their respective businesses as currently conducted or as currently proposed to be conducted by Company and its Subsidiaries. Company has not (i) licensed any of its Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to its Intellectual Property.

                       (b) Schedule 2.11 lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which Company is a party and pursuant to which any person is authorized to use any Intellectual Property (excluding commercially available, off-the-shelf software), and (iii) all material licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third-party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights"), which are incorporated in, are, or form a part of any Company product or service (excluding commercially available, off-the-shelf software). No royalties or other continuing payment obligations are due in respect of Third Party Intellectual Property Rights.

                       (c) To the knowledge of Company, there is no unauthorized use, disclosure, infringement or misappropriation of any material Intellectual Property rights of Company or any of its Subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Company or any of its Subsidiaries, by any third party, including any employee or former employee of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property.

                       (d) None of Company or its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to any Intellectual Property or Third Party Intellectual Property Rights.

                       (e) All patents, registered trademarks, service marks and copyrights held by Company and its Subsidiaries are valid and subsisting. Neither Company nor any of its Subsidiaries (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (ii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The marketing, licensing or sale of the products or services of Company and its Subsidiaries does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

                       (f) Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Company does not already own by operation of law.

                       (g) Company has taken reasonable steps consistent with prevailing industry practice to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Company or any of its Subsidiaries by or to a third party has been pursuant to the terms of a written agreement between Company and such third party. All use, disclosure or appropriation by Company and its Subsidiaries of Confidential Information not owned by Company or any such Subsidiary has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

                  2.12 Environmental Matters.

                       (a) The following terms shall be defined as follows:

                          (i) "Environmental and Safety Laws" shall mean any
federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                          (ii) "Hazardous Materials" shall mean any toxic or
hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

                          (iii) "Property" shall mean all real property leased
or owned by Company or its Subsidiaries either currently or in the past.

                          (iv) "Facilities" shall mean all buildings and
improvements on the Property of Company or its Subsidiaries.

                       (b) Company represents and warrants as follows, in each case (except clauses (iii) and (iv) below) to its knowledge or the knowledge of any of its Subsidiaries: (i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials have been disposed of in accordance with all Environmental and Safety Laws; (iii) Company and its Subsidiaries have received no notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to the knowledge of Company or any of its Subsidiaries, threatened relating to a violation of any Environmental and Safety Laws; (v) neither Company nor any of its Subsidiaries is liable as a responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Effective Time; (vi) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or any Property; (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and Company's and its Subsidiaries' uses and activities therein have at all times complied with all Environmental and Safety Laws; and (xi) Company and its Subsidiaries have all the permits and licenses required to be issued under Environmental and Safety Laws and are in full compliance with the terms and conditions of those permits.

                  2.13 Taxes. Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which Company or any of its Subsidiaries is or has been a member have properly completed and timely filed all Tax Returns (as defined below) required to be filed by them and have paid all Taxes shown thereon to be due, other than any Taxes for which adequate reserves under generally accepted accounting principles have been recorded in the Financial Statements. Company has provided adequate accruals in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Company has no material liability for unpaid Taxes accruing after the date of its latest Financial

Statements other than Taxes arising in the ordinary course of its business. Except as disclosed in the SEC Documents, there is (i) no material claim for Taxes that is a lien against the property of Company or any of its Subsidiaries or is being asserted against Company or any of its Subsidiaries other than liens for Taxes not yet due and payable, (ii) Company has not been notified and has no other knowledge that any audit of any Tax Return of Company or any of its Subsidiaries is being conducted by a Tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Company or any of its Subsidiaries and currently in effect, and (iv) there is no agreement, contract or arrangement to which Company or any of its Subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G or 404 of the Code. Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger (based on facts known as of the date of this Agreement). Neither Company nor any of its Subsidiaries has filed or will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is a party to any currently effective Tax sharing or Tax allocation agreement. Neither Company nor any of its Subsidiaries owes any amount under any Tax sharing or Tax allocation agreement. Neither Company nor any of its Subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Company nor any of its Subsidiaries has within the last six (6) years been a member of a consolidated, combined or unitary group of which Company was not the ultimate parent corporation. Company and each of its Subsidiaries have in their possession receipts for any Taxes paid to foreign Tax authorities. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and
(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

                  2.14 Employee Benefit Plans.

                       (a) Schedule 2.14 lists, with respect to Company, any Subsidiary of Company and any trade or business (whether or not incorporated) which is treated as a single employer with Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the

Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by Company or any ERISA Affiliate, (ii) any other material supplemental retirement, severance, sabbatical, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements maintained by Company or any ERISA Affiliate, (iii) all other material bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements maintained by Company or any ERISA Affiliate, (iv) other material fringe or employee benefit plans, programs or arrangements maintained by Company or any ERISA Affiliate that apply to senior management of Company and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, maintained by Company or any ERISA Affiliate as to which unsatisfied obligations of Company of greater than fifty thousand dollars ($50,000) remain for the benefit of, or relating to, any present or former employee, consultant or director of Company (together, the "Company Employee Plans").

                       (b) Company has made available to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto, if applicable) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Company has also furnished Parent with a copy of the most recent Internal Revenue Service determination letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a). Company has also furnished or made available to Parent copies of all registration statements and prospectuses filed with the SEC, OTS or other governmental authority or distributed to employees or their beneficiaries in connection with each Company Employee Plan.

                       (c) (i) Except as required by law, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, other than a benefit that could be terminated without further liability; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Company and each Subsidiary or ERISA Affiliate have performed all obligations required to be performed by them under, and are not in any material respect in default under or violation of, any of the Company Employee Plans; (iv) neither Company nor any ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (v) all material contributions required to be made by Company or any Subsidiary or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and the amounts accrued in the Company Financial Statements for contributions to each Company Employee Plan for the current plan years have been determined in accordance with generally accepted accounting principles consistently applied;
(vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to
Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent or Company in excess of the amount accrued with respect to such plan on the Company Financial Statements (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct in all material respects as of the date filed) and has properly and timely filed and distributed or posted all material notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Company is threatened, against or with respect to any such Company Employee Plan, including any audit or examination by the IRS or United States Department of Labor. No payment or benefit which will or may be made by Company to any employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code. Neither Company nor any ERISA Affiliate is a party to, or has ever been a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA. Neither Company nor any Company Subsidiary or ERISA Affiliate currently maintains, sponsors, participates in or contributes to, nor has it within the last seven (7) years maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

                       (d) With respect to each Company Employee Plan, Company and each of its United States Subsidiaries have complied (except to the extent that any such failure to comply would not, in the aggregate, have a Material Adverse Effect on Company or any of its Subsidiaries) with (i) the applicable health care continuation and notice provisions of Section 602 of ERISA and
Section 4980B of the Code ("COBRA") and the regulations thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996.

                       (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Company, any Company Subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

                       (f) There has been no amendment to, or written interpretation or announcement (whether or not written) by Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Company's financial statements.

                       (g) No employee of Company or any of its Subsidiaries has elected to defer (i) the receipt of any cash payable to such employee or
(ii) the issuance of any securities of Company to such employee, in either case under the Company Stock Option Plans or the Company Options.

                  2.15 Employee Matters.

                       (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Company or any of its Subsidiaries, (ii) materially increase any benefits otherwise payable by Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

                       (b) Company and each of its Subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Company and each of its Subsidiaries has withheld all material amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing. Company is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the knowledge of Company and its Subsidiaries, there are no pending claims against Company or any of its Subsidiaries under any workers compensation plan or policy or for long term disability other than routine claims for benefits. There are no controversies pending or, to the knowledge of Company or any of its Subsidiaries, threatened between Company or any of its Subsidiaries, on the one hand, and any of their respective employees, on the other hand, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Neither Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract; nor does Company know of any activities or proceedings of any labor union to organize any such employees. To the best of Company's knowledge, no employees of Company are in violation in any material respect of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company because of the nature of the business conduced or presently proposed to be conducted by Company or to the use of trade secrets or proprietary information of others. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, Company does not have any employment agreement with any of its officers or other employees. As of the date hereof, no employees (other than clerical or solely administrative employees) of Company have given notice to Company, nor is Company otherwise aware, that any such employee intends to terminate his or her employment with Company.

                       (c) All employees of Company or any of its Subsidiaries engaged in the business of, acting as, or performing the duties of a registered representative, registered principal or similar registered personnel or agent (under the definition of such terms in the rules of the National Association of Securities Dealers, Inc. (the "NASD")), any other SRO or any state which has jurisdiction over Company or any of its Subsidiaries (if applicable) are properly registered to act in the capacity of a registered representative, registered principal or similar registered personnel or agent under the rules of the NASD, any other SRO or any state which has jurisdiction over Company or any of its Subsidiaries (if applicable).

                  2.16 Interested Party Transactions. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there have been no transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act.

                  2.17 Insurance. Company and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Company and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

                  2.18 Regulatory Matters.

                       (a) Company and each of its Subsidiaries have obtained all authorizations, consents, licenses, permits (temporary or otherwise), orders, approvals, waivers, franchises and other rights ("Governmental Permits") of Governmental Entities (i) pursuant to which Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company's or any of its Subsidiaries' business or the holding of any such interest, and all of such Governmental Permits are in full force and effect, except where the failure to obtain or have any such Governmental Permits could not reasonably be expected to have a Material Adverse Effect on Company. There are no circumstances of which Company is aware which indicate that any such Governmental Permits may be revoked or not renewed or withdrawn or amended, in whole or in part (except in each case to an immaterial or beneficial extent). Schedule 2.18(a) sets forth a true and complete list of all Governmental Permits held by Company or any of its Subsidiaries.

                       (b) Company and its Subsidiaries have complied, and are in compliance, in all material respects with all applicable federal, state, local and self-regulatory laws, statutes, licensing requirements, rules, and regulations. Each of Company and its Subsidiaries has, and is in compliance in all material respects with, all Governmental Permits necessary to conduct their businesses, including, but not limited to, Governmental Permits of the OTS, the FDIC, the SEC, the NASD, the NASD Regulation, Inc., the Nasdaq Stock Market, or any state or foreign securities or prosecutorial authority. Neither Company nor any of its Subsidiaries has received any notice from any Governmental Entity (i) asserting that Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such Governmental Entity enforces or (ii) restricting or disqualifying their activities (except for restrictions generally imposed by law, rule, regulation or administrative policy on banking organizations generally). After giving effect to the Merger, all Governmental Permits of the Surviving Corporation and its Subsidiaries shall continue to be valid and in full force and effect to the same extent as they presently are for Company and its Subsidiaries, except for any conditions or restrictions imposed on Parent, Company or a Subsidiary in approvals issued by a Governmental Entity in connection with the Merger. There is no order issued, investigation or proceeding pending or (to Company's knowledge) threatened, or notice served, with respect to any violation of any law, statute, ordinance, order, writ, decree, rule, or regulation issued by any Governmental Entity applicable to either Company or any of its Subsidiaries or any of their respective directors, officers or employees.

                       (c) Neither Company nor any of its Subsidiaries is a party or subject to, any agreement, consent decree or order, or other understanding or arrangement with, or any directive of any Governmental Entity which imposes any material restrictions on, or otherwise affects in any material respect, the conduct of the business of Company or any of its Subsidiaries.
Schedule 2.18(c) sets forth all compliance or enforcement proceedings or, to the knowledge of Company, investigations or inquiries convened, and all fines, sanctions and other measures imposed by any Governmental Entity or body against, concerning or relating to Company, any of its Subsidiaries, or any of their current respective directors, officers or employees.

                       (d) Each of Company and its Subsidiaries, to the extent required to so register (the "Broker-Dealers"), is duly registered as a broker-dealer with the SEC and under all applicable state, federal, foreign or related laws and, to the extent required, is a member of the NASD and a member of SIPC. None of the Broker-Dealers has exceeded in any material respect the business activities enumerated in any membership agreements or other limitations imposed in connection with its registrations, forms (including Form BDs and reports filed with the NASD or any other Governmental Entity. The information contained in such registrations, forms and reports was true and complete in all material respects as of the date of the filing thereof with the SEC. Each such registration is in full force and effect on the date hereof.

                       (e) Each of Company and its Subsidiaries, to the extent required to so register (the "Advisers"), is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and under all state, federal and foreign investment adviser or related laws pursuant to which it is required to be so registered. The information contained in forms and reports filed by any Advisors (including Form ADVs) was or will be true and complete in all material respects as of the time of the filing thereof with the SEC. Each such registration is in full force and effect on the date hereof.

                  2.19 Material Contracts.

                       (a) Except for the contracts described in or filed as an exhibit to the Company SEC Documents, neither Company nor any of its Subsidiaries is a party to or bound by any of the following (together with the foregoing contracts described in or filed as an exhibit to the Company SEC Documents, collectively, the "Material Contracts"):

                           (i) any contract of participation with any other
bank in any loan in excess of $500,000 or any sales of assets of Company or its Subsidiaries with recourse of any kind to Company or any of its Subsidiaries except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

                           (ii) any agreement providing for the sale or
servicing of any loan or other asset which constitutes a "recourse arrangement" with respect to credit quality under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U.S. Small Business Administration and related servicing agreements);

                           (iii) any contract or agreement for the acquisition
of the securities or any material portion of the assets of any other person or entity in each case outside the ordinary course of business;

                           (iv) any contract or agreement for the purchase of
materials, supplies, equipment or services involving in the case of any such contract or agreement more than one million dollars ($1,000,000) over the life of the contract;

                           (v) any contract, agreement or instrument that
expires or may be renewed at the option of any person other than Company or its Subsidiaries so as to expire more than one year after the date of this Agreement that involve payment of more than one million dollars ($1,000,000) per year;

                           (vi) any material trust indenture, mortgage,
promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement (other than deposit contracts, Federal Home Loan Bank advances and other agreements entered into in the ordinary course of Company's business) or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

                           (vii) any contract or agreement for capital
expenditures in excess of one million dollars ($1,000,000) in the aggregate;

                           (viii) any contract or agreement limiting the
freedom of Company or any of its Subsidiaries to engage in any line of business or to compete with any other Person as that term is defined in the Exchange Act, or under the constitution, laws, rules or regulations of any SRO, or any confidentiality, secrecy or non-disclosure contract or agreement;

                           (ix) any contract or agreement involving payments
during any twelve-month period of one million dollars ($1,000,000) or more, pursuant to which Company or any of its Subsidiaries is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

                           (x) any contract or agreement with any person with
whom Company or any of its Subsidiaries does not deal at arm's length within the meaning of the Code;

                           (xi) any agreement of guarantee, support,
indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of operating a banking business; or

                           (xii) any material agreement which would be
terminable other than by Company or its Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement.

                       (b) Each of Company and its Subsidiaries has performed all of the material obligations required to be performed by it and is entitled to all accrued benefits under, and is not alleged to be in default in respect of, each Material Contract to which it is a party or by which it is bound. Each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries or, to Company's knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been made available to Parent or filed as an exhibit to the Company SEC Documents.

                  2.20 Banking Business.

                       (a) Schedule 2.20(a) lists all exchange traded on over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) to which Company or any of its Subsidiaries is a party and has agreed to enter. Further, with respect to Company, Schedule 2.20(a) lists all securities owned by Company and its Subsidiaries that are referred to as "structured rates," "high risk mortgage derivatives," "capped floating rate notes," or "capped floating rate mortgage derivatives," or similar securities. All swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Company's own account, or for the account of one or more of Company's Subsidiaries or their customers, were entered into (i) in accordance with all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither Company nor any of its Subsidiaries, nor to Company's knowledge any other party thereto, is in breach of any of its obligations under such agreement or arrangement.

                       (b) Schedule 2.20(b) lists each investment security held by Company and any of its Subsidiaries on the date indicated thereon. Such Schedule sets forth, with respect to each such investment security: (i) the issues thereof; (ii) the outstanding balance, face amount or number of shares;
(iii) the maturity, if applicable; (iv) the title of the issue; and (v) the classification under SFAS No. 115.

                       (c) Schedule 2.20(c) sets forth as of the date indicated thereon a true and complete description of (i) by type and classification, if any, each loan, lease, interest in a pool of loans, other extension of credit or commitment to extend credit by Company or any of its Subsidiaries; (ii) by type and classification, all loans, leases, interests in pools of loans, other extensions of credit and commitments to extend credit of Company or its Subsidiaries that have been classified by regulators or auditors (external or internal) as "Watch List," "Specially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification; and (iii) each asset of TeleBank that as of March 31, 1999 was classified as "Other Real Estate Owned" and the book value thereof.

                       (d) TeleBank has received a rating of "Satisfactory" in its most recent Community Reinvestment Act examination. TeleBank has not been advised of any supervisory concerns regarding its or Company's compliance with the Community Reinvestment Act.

                  2.21 Year 2000 Compliance. Company and Company's
Subsidiaries have taken reasonable steps necessary to address the software, accounting and record-keeping issues raised in order to be Year 2000 compliant in all material respects (within the meaning of SEC, OTS, Federal Financial Institution's Examination Council and SRO requirements) on or before the end of 1999, and Company does not expect the future cost of addressing such issues to be material. Neither Company nor any of Company's Subsidiaries has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance. Company and Company's Subsidiaries are in compliance with all guidelines provided by the OTS and the Federal Financial Institution's Examination Council regarding Year 2000 issues.

                  2.22 Opinion of Financial Advisor. Company has been advised in writing by its financial advisor, Goldman, Sachs & Co., that in such advisor's opinion, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Company.

                  2.23 Company Affiliates. Schedule 2.23 contains a true and complete list of all persons who, to Company's knowledge, may be deemed to be an Affiliate (as defined below) of Company. For purposes of this Agreement, persons and/or entities deemed affiliates of an entity within the meaning of Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act for purposes of Accounting Series, Releases 130 and 135, as amended, of the SEC are referred to as "Affiliates."

                  2.24 State Takeover Statutes; Charter Provisions. The Board of Directors of Company has taken all actions so that neither (a) the restrictions contained in Section 203 of the

Delaware Law applicable to a "business combination" (as defined in such Section
203) nor (b) the restrictions contained in Article 11 of Company's Amended and Restated Certificate of Incorporation applicable to a "business combination" (as defined in such Article 11) will apply to the execution, delivery or performance of this Agreement, the Stockholder Agreements or the Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, the Stockholder Agreements or the Option Agreement. No other state takeover statute is applicable to the Merger, this Agreement, the Option Agreement, the Stockholder Agreements or the transactions contemplated hereby or thereby.

                  2.25 Tax and Accounting Treatment. Neither Company nor, to Company's knowledge, any of its directors or officers has taken any action that would interfere with Parent's or the Surviving Corporation's ability to account for the Merger as a pooling of interests or would prevent the Merger from constituting a transaction qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Company nor, to Company's knowledge, any of its directors or officers has knowledge of any agreement, plan or other circumstance relating to Company or any of its Affiliates that would interfere with Parent's or the Surviving Corporation's ability to account for the Merger as a pooling of interests or prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  2.26 Brokers' and Finders' Fees. Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than under its engagement letter with Goldman, Sachs & Co. (a true and complete copy of which has been furnished to Parent).

                  2.27 Representations Complete. None of the representations or warranties made by Company herein or in any schedule hereto, including the Company Disclosure Schedule, or certificate furnished by Company pursuant to this Agreement, or the Company SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

                  Except as disclosed in the document of even date herewith delivered by Parent to Company prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Parent Disclosure Schedule"), any exception so disclosed in the Parent Disclosure Schedule to specifically identify the Section of this Agreement to which such exception relates, Parent represents and warrants to Company as follows:


                  3.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby.

                  3.2 Capital Structure. The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent's preferred stock, par value $.01 per share ("Parent Preferred Stock"), of which there were issued and outstanding as of the close of business on May 20, 1999, 116,741,621 shares of Parent Common Stock (before giving effect to the 2-for-1 split of Parent Common Stock which became effective on May 21, 1999) and no shares of Parent Preferred Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after May 20, 1999, other than shares issued pursuant to the Parent stock split described above and other than pursuant to the exercise of options outstanding as of such date under Parent's 1993 Stock Option Plan and 1996 Stock Incentive Plan (collectively, the "Parent Stock Option Plans"). All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws, each as amended, of Parent or any agreement to which Parent is a party or by which it is bound. As of the close of business on May 20, 1999, Parent had reserved an aggregate of 17,704,144 shares of Common Stock for issuance to employees, consultants and directors pursuant to the Parent Stock Option Plans, of which 15,096,000 shares are subject to outstanding, unexercised options, and an aggregate of 675,000 shares are available for issuance under the Parent's 1996 Stock Purchase Plan. Parent has not issued or granted any stock appreciation rights or performance units under the Parent Stock Option Plans or otherwise. Except for (i) the rights created pursuant to this Agreement and the Parent Stock Option Plans (including options thereunder) and (ii) Parent's right to repurchase any unvested shares under the Parent Stock Option Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Parent's capital stock between or among Parent and any of its stockholders. True and complete copies of all material agreements and instruments relating to or issued under the Parent Stock Option Plans have been provided or made available to Company and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided or made available to Company. All outstanding shares of Parent Common Stock and all options to purchase Parent Common Stock were issued in compliance with all applicable federal and state securities laws. The shares of Parent Common Stock to be issued pursuant to Section 1.6 hereof, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any liens or encumbrances other than liens or encumbrances created by or imposed upon the holders thereof.

                  3.3 Authority. Assuming the filings and approvals described in clauses (i) through (vii) of the last sentence of this Section are made or obtained (as the case may be) and that the condition set forth in Section 6.1(a) is satisfied, the execution and delivery of this

Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, as applicable. This Agreement and the Option Agreement each has been duly executed and delivered by Parent and Merger Sub, as applicable, and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against them in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. Assuming the filings and approvals described in clauses (i) through
(vii) of the last sentence of this Section are made or obtained (as the case may be) and that the condition set for in Section 6.1(a) is satisfied, the execution and delivery of this Agreement and the Option Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets, except for any conflicts, violations, defaults or other occurrences that would not (A) individually or in the aggregate have a Material Adverse Effect on Parent or any of its Subsidiaries or
(B) prevent or materially impair or delay the consummation of the Merger. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Option Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2 hereof, (ii) the filing of applications and notices with and the receipt of requisite approval from, as applicable, the OTS and the FDIC with respect to the Merger, (iii) the filing with, and declaration of effectiveness or clearance by, the SEC and the NASD of the Registration Statement and, if applicable, a Proxy Statement relating to any Parent Stockholder Approval, (iv) the filing of a Form 8-K with the SEC and the NASD within 15 days after the Closing Date, (v) any filings or applications as may be required under applicable federal, SRO or state securities laws or the securities laws of any foreign country, (vi) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the options under the Company Stock Option Plans assumed by Parent, (vii) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Parent Common Stock issuable pursuant to outstanding options under the Company Stock Option Plans assumed by Parent, and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement. Parent is not aware of any reason why the approvals of all Governmental Entities necessary to permit consummation of the Merger or the other transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement described in Section 6.1(d).

                  3.4 SEC Documents; Financial Statements. Parent has made available (including via EDGAR) to Company each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings (including exhibits, supplements and schedules thereto) filed with the SEC by Parent since December 31, 1996, (collectively, the "Parent SEC Documents"). As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements") were complete and correct in all material respects as of their respective dates (except to the extent corrected by a subsequently filed Parent SEC Document), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

                  3.5 Absence of Undisclosed Liabilities. Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the consolidated balance sheet of Parent and its Subsidiaries or in the related notes to the consolidated financial statements included in Parent's Annual Report on Form 10-K for the period ended September 25, 1998 (the "Parent Balance Sheet"), (ii) those disclosed in Parent SEC Documents filed subsequent to the Parent Balance Sheet Date, and (iii) those incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date and which have not had and are not reasonably likely to have a Material Adverse Effect on Parent.

                  3.6 Litigation. There is no judgment, decree or order against Parent or any of its Subsidiaries or, to the knowledge of Parent, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

                  3.7 Compliance With Laws. Each of Parent and its Subsidiaries has complied in all material respects with all applicable federal, state, local, self-regulatory and foreign laws, statutes, ordinances, rules and regulations, and is not in violation in any material respect of, and has not received any notices of material violation with respect to, its respective certificate or articles of incorporation or bylaws or other charter or organizational documents, or any federal,



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

state, local, self-regulatory or foreign statute, law, ordinance, rule or regulation applicable to the conduct of its business or the ownership or operation of its business.

                  3.8 Year 2000 Compliance. Parent and its Subsidiaries have taken reasonable steps necessary to address the software, accounting and record-keeping issues raised in order to be Year 2000 compliant in all material respects (within the meaning of SEC and any applicable SRO requirements) on or before the end of 1999, and Parent does not expect the future cost of addressing such issues to be material. Parent and its Subsidiaries are in compliance with all guidelines provided by the SEC and any applicable SRO regarding Year 2000 issues.

                  3.9 Tax Treatment. Neither Parent nor any of its directors or officers has taken any action that would prevent the Merger from constituting a transaction qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Parent nor, to Parent's knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  3.10 Broker's and Finders' Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than the fees and expenses of BancBoston Robertson Stephens Inc. (which will be borne by Parent).

                  3.11 Representations Complete. None of the representations or warranties made by Parent and Merger Sub herein or in any Schedule hereto, including the Parent Disclosure Schedule, or certificate furnished by Parent pursuant to this Agreement, or the Parent SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

                  4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Parent), to carry on its and its Subsidiaries' business in the ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its Subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and to use all commercially reasonable best efforts consistent with past practice and policies to preserve intact its and its Subsidiaries' present business organizations, keep available the services of its and its Subsidiaries' present executive officers and key employees and preserve its and its Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its Subsidiaries, to the end that its and its Subsidiaries' goodwill and ongoing businesses shall be



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

unimpaired at the Effective Time. Each of Company and Parent agrees to promptly notify the other of any event or occurrence not in the ordinary course of its or its Subsidiaries' business, and of any event which could have a Material Adverse Effect on it or any of its Subsidiaries.

                  4.2 Conduct of Business of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Company shall not do, cause or permit any of the following, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following, without the prior written consent of Parent:

                      (a) Charter Documents. Cause or permit any amendment, modification, alteration or rescission of its certificate or articles of incorporation, bylaws or other charter or organizational documents;

                      (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (other than (i) the Stock Split, as defined below, (ii) dividends or distributions by any wholly owned Subsidiary of Company to Company or another wholly owned Subsidiary thereof and
(iii) any dividends or distributions by non-wholly owned Subsidiaries of Company to the extent described in Section 4.2(b) of the Company Disclosure Schedule) or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its Subsidiaries;

                      (c) Options. Grant any options, stock appreciation rights or other rights to acquire securities other than as permitted in clause
(e) below or accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

                      (d) Material Contracts. Enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice and in no event shall such contract, commitment, amendment, modification or waiver involve payments by Company or any of its Subsidiaries of amounts in excess of five hundred thousand dollars ($500,000);

                      (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options outstanding under the Company Stock Option Plans as of the date of this Agreement and (ii) the issuance of shares of Company Common Stock pursuant to the exercise of warrants outstanding as of the date of this Agreement and disclosed in the Company SEC Documents;

                      (f) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than the transfer of non-exclusive rights to its Intellectual Property in the ordinary course of business consistent with past practice;

                      (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                      (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to the business of Company and its Subsidiaries (taken as a whole), except in the ordinary course of business consistent with past practice and except for the sale of real estate owned in accordance with current policies of Company with respect thereto;

                      (i) Indebtedness. Other than in the ordinary course of business (including creation of deposit liabilities, entry into repurchase agreements, purchases or sales of federal funds, Federal Home Loan Bank advances, and sales of certificates of deposit) consistent with past practice
(A) incur any indebtedness for borrowed money, (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or (C) cancel, release, assign or modify any material amount of indebtedness of any other person or entity;

                      (j) Leases. Enter into any operating lease in excess of five hundred thousand dollars ($500,000) per year;

                      (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of five hundred thousand dollars ($500,000) in any one case or one million ($1,000,000) in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

                      (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except (i) in the ordinary course of business and consistent with past practice that do not exceed five hundred thousand dollars ($500,000) in any one case or one million ($1,000,000) in the aggregate and (ii) existing commitments under contracts or agreements disclosed on the Company Disclosure Schedule with respect to Section 2.19;

                      (m) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

                      (n) Employee Benefit Plans; New Hires; Pay Increases.
(A) Adopt or amend any employee benefit or stock purchase or option plan (except as required by law or as provided in Section 5.15(b)), or (B) hire any new director level or executive officer level employee, pay any special bonus or special remuneration to any employee or director, or, other than, with respect to non-executive officer employees, in the ordinary course of business consistent with past practice, increase the salaries or wage rates of its employees;



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

                      (o) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to written plans or agreements outstanding, or written Company policies in effect, on the date hereof (in each case furnished to Parent prior to the date of this Agreement);

                      (p) Lawsuits. Commence any action, suit or proceeding other than (i) in the ordinary course of business, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) in respect of a breach of this Agreement;

                      (q) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Company, or acquire or agree to acquire any equity securities of any corporation, partnership, limited liability company, association or business organization which securities acquired or agreed to be acquired would constitute greater than five percent (5%) of the outstanding securities of such entity;

                      (r) Taxes. Other than in the ordinary course of business or as required by applicable law, rule or regulation, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

                      (s) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business or as required by applicable law, rule or regulation;

                      (t) Accounting Policies and Procedures. Make any material change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC the OTS or the FDIC;

                      (u) Year 2000 Compliance. Fail to carry forward in all material respects Company's Year 2000 assessment and compliance program, as made available to Parent by Company;

                      (v) Risk Management. Except as required by applicable law or regulation, or written rule, instruction or directive by a Governmental Entity which is furnished to Parent promptly following receipt thereof: (i) make any material change to its asset/liability management, loan, investment or other material banking policies; (ii) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices;
(iii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (iv) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

                      (w) Loans. Make any loan or advance or purchase any whole loan or interest in an pool of loans other than in accordance with lending policies as in effect on the date hereof;

                      (x) Affiliate Credit. Grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of 10% or more of the outstanding capital stock of Company, or any Affiliate of such person, if such credit would exceed $100,000;

                      (y) Domain Name. Change domain names or fail to renew existing domain name registrations on a timely basis; or

                      (z) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (y) above, or (i) any action which would make any of its representations or warranties contained in this Agreement materially untrue or materially incorrect or prevent it from performing or cause it not to perform its covenants hereunder in any material respect, (ii) any action that will result in any of the conditions to the Merger as set forth in Article VI not being satisfied or in violation of any provision of this Agreement or the Option Agreement, except, in every case, as may be required by applicable law, or (iii) any other action that would materially adversely delay or materially adversely impair the ability of Company to consummate the Merger.

                  4.3 Conduct of Parent. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Option Agreement or with Company's prior written consent, Parent shall not: (a) take any action that will result in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement or the Option Agreement, except, in every case, as may be required by applicable law; or (b) take any other action that would materially adversely delay or materially adversely impair the ability of Parent to consummate the Merger.

                  4.4 No Solicitation. Company and its Subsidiaries and the officers, directors, employees, agents, representatives and advisors of Company and its Subsidiaries (collectively, Company's "Representatives") will not, directly or indirectly, (i) take any action to solicit, initiate, encourage (including by way of furnishing non-public information or furnishing any information, other than as required by applicable law, rules or regulations, in a manner which could reasonably be expected to assist a third party in formulating a Takeover Proposal), take any other action designed to facilitate or agree to any Takeover Proposal (as defined in Section 7.3(f) hereof) or (ii) subject to the next sentence, engage in negotiations with, or disclose any nonpublic information relating to Company or any of its Subsidiaries to any person that has advised Company that it may be considering making, or that has made, a Takeover Proposal, or whose efforts to formulate a Takeover Proposal would be assisted thereby; provided, nothing herein shall prohibit Company's Board of Directors from taking and disclosing to Company's stockholders a position with respect to an unsolicited tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if an unsolicited written Takeover Proposal shall be received by the Board of Directors of Company, then, to the extent the Board of Directors of Company believes in good faith (after written advice from its financial advisor) that such Takeover Proposal would, if consummated, result in a transaction more favorable to Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Company determines in good faith after advice from outside legal counsel that it is necessary for the Board of Directors of Company to comply with its fiduciary duties to stockholders under applicable law, Company and its Representatives may furnish in connection therewith information to the party making such Superior Proposal and engage in negotiations with such party, and such actions shall not be considered a breach of this Section 4.4 or any other provisions of this Agreement; provided that in each such event Company notifies Parent of such determination by the Company Board of Directors and provides Parent with a true and complete copy of the Superior Proposal received from such third party, and provides (or has provided) Parent with all documents containing or referring to non-public information of Company that are supplied to such third party; provided, further, that Company provides such non-public information pursuant to a non-disclosure agreement at least as restrictive on such third party as the Confidentiality Agreement (as defined in Section 5.4) is on Parent; provided, further, however, that Company shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover Proposal or withdraw its recommendation of the Merger unless Company has provided Parent at least five (5) days prior notice thereof. Company will promptly (and in any event within 24 hours) notify Parent after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for non-public information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any person that has advised Company that it may be considering making, or that has made, a Takeover Proposal, or whose efforts to formulate a Takeover Proposal would be assisted thereby (such notice to include the identity of such person or persons), and will keep Parent fully informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Parent with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a complete written summary thereof, if it is not in writing. Company shall immediately cease and cause to be terminated all existing discussion or negotiations with any persons conducted heretofore with respect to a Takeover Proposal.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

                   5.1 Registration Statement; Proxy Statements.

                       (a) As soon as practicable after the execution of this Agreement, Company and Parent shall prepare, and Company shall file with the SEC preliminary proxy materials relating to a meeting of Company's stockholders to consider the Merger (the "Company Stockholders Meeting") and the vote of the stockholders of Company with respect to the Merger. In the event that Parent fails to obtain the Parent Stockholder Approval at the June 25 Meeting (as defined in Section 5.7), Parent shall file with the SEC preliminary proxy materials (which may be contained in a joint proxy statement/prospectus together with the preliminary proxy materials relating to the Company Stockholders Meeting) relating to the Parent Stockholders Meeting (as defined in Section 7.1(f)) and the vote of the stockholders of Parent with respect to the proposed increase in authorized capital stock of Parent described in Section 6.1(a). As soon as practicable following receipt of SEC comments on the proxy statement/ prospectus (or joint proxy statement/prospectus or proxy statement for the Parent Stockholders Meeting, as the case may be) to be sent to the stockholders of Company in connection with the Company Stockholders Meeting and, if applicable, the Stockholders of Parent in connection with the Parent Stockholders Meeting (such proxy statement/prospectus or joint proxy statement/prospectus (as the case may be), together with any amendments thereof or supplements thereto, in each case in the form or forms sent as aforesaid, the "Proxy Statement"; and, together with any separate proxy statement relating to the Parent Stockholders Meeting, the "Proxy Statements"), Company shall file with the SEC definitive proxy materials relating to the Company Stockholders Meeting and Parent shall file with the SEC a registration statement on Form S-4 (or such other successor form as shall be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement"), which shall include the Proxy Statement as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to the Merger; in the event that Parent fails to obtain the Parent Stockholder Approval at the June 25 Meeting, Parent shall also file with the SEC definitive proxy materials relating thereto and shall include the Proxy Statements (in the case of a joint proxy statement/prospectus) in the Registration Statement. Each of Parent and Company shall use its reasonable best efforts to have or cause the Registration Statement to become effective (including clearing the Proxy Statement or Proxy Statements, as the case may be, with the SEC) as promptly as practicable, and shall take any and all actions required under any applicable federal or state securities laws or blue sky laws in connection with the issuance of Parent Common Stock pursuant to the Merger. Without limiting the generality of the foregoing, on the one hand, each of Parent and Company shall (i) notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC or any other governmental official for amendments or supplements to, or any other filing or supplemental or additional information relating to, the Proxy Statement (or Proxy Statements, as the case may be) or the Registration Statement, and shall promptly supply the other with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or any other governmental official, on the other hand, with respect to any of the foregoing filings, and (ii) use all reasonable efforts, after consultation with the other such party, to respond promptly to any comments made by the SEC with respect to the Proxy Statement or Proxy Statements, as the case may be (including each preliminary version thereof), and the Registration Statement (including each amendment thereof and supplement thereto). As promptly as practicable after the Registration Statement shall have become effective, each of Company and Parent shall mail or cause to be mailed its Proxy Statement (if any, in the case of Parent) to its stockholders.

                       (b) Parent and Company shall each cause the Registration Statement and the Proxy Statement (or Proxy Statements, as the case may be) to comply in all material respects with the Securities Act, the Exchange Act and all other applicable federal and state securities law requirements. Each of Parent and Company shall, and shall cause its respective representatives to, fully cooperate with the other such party and its respective representatives in the preparation of the Proxy Statement (or Proxy Statements, as the case may be) and the

Registration Statement, and shall provide promptly to the other such information concerning it and its affiliates, directors, officers and stockholders as the other may reasonably request in connection with the preparation of the Proxy Statement or Proxy Statements, as the case may be, and the Registration Statement. If at any time prior to the Effective Time Company or Parent shall become aware of any fact, event or circumstance that is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement (or Proxy Statements, as the case may be), Company or Parent, as the case may be, shall promptly notify the other of such fact, event or circumstance and the parties shall cooperate with each other in filing with the SEC or any other governmental official, and (in the case of a supplement to the Proxy Statement or Proxy Statements, as the case may be) mailing to stockholders of Company, such amendment or supplement.

                       (c) The Proxy Statement (or Proxy Statements, as the case may be) shall contain the unanimous recommendation of the Board of Directors of Company that the Company stockholders approve this Agreement and the Merger and the conclusion of the Board of Directors that the terms and conditions of the Merger are advisable and fair to, and in the best interests of, the stockholders of Company; provided that no such recommendation need be included, and any such recommendation may be withdrawn if previously included, if a Superior Proposal has been made and Company and Company's Board of Directors withdraw or modify such recommendation in compliance with, and otherwise have complied in all respects with, Section 4.4. Notwithstanding anything to the contrary contained herein, Company shall not include in the Proxy Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion (which consent will not be unreasonably withheld or delayed).

                       (d) In the event that a Proxy Statement relating to the Parent Stockholders Meeting is required hereunder, such Proxy Statement shall contain the unanimous recommendation of the Board of Directors of Parent that the Parent stockholders approve the increase in authorized capital stock described in Section 6.1(a); provided that such recommendation may be withdrawn upon a notice of termination of this Agreement pursuant hereto.

                       (e) Company agrees that: (i) the information supplied by Company for inclusion in the registration statement shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the information supplied by Company for inclusion in the Proxy Statement relating to the Company Stockholders Meeting shall not, on the date the Proxy Statement relating to the Company Stockholders Meeting is first mailed to the stockholders of Company or at the time of the Company Stockholders Meeting, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading; and (iii) if at any time prior to the Effective Time any event or information should be discovered by Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Company shall promptly inform Parent of such event or information. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

                       (f) Parent agrees that: (i) the information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the information supplied by Parent for inclusion in the Proxy Statement relating to the Company Stockholders Meeting shall not, on the date such Proxy Statement is first mailed to Company's stockholders or at the time of the Company Stockholders Meeting, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading and (iii) if at any time prior to the Effective Time any event or information should be discovered by Parent which should be set forth in an amendment to the Registration Statement or in a supplement to such Proxy Statement, Parent will promptly inform Company of such event or information. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Company or any of its affiliates which is contained in any of the foregoing documents.

                  5.2 Meeting of Stockholders. Company (and, if a Parent Stockholders Meeting is required to be held hereunder, Parent) shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws, each as amended, to convene the Company Stockholders Meeting (or Parent Stockholders Meeting, as the case may be) within forty-five (45) days of the Registration Statement being declared effective by the SEC (or, as applicable, the Proxy Statement relating to the Parent Stockholders Meeting is cleared by the SEC). Company and Parent shall consult with each other regarding the date of the Company Stockholders Meeting and any Parent Stockholders Meeting. Company shall use its commercially reasonable efforts to solicit from stockholders of Company proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger, provided that such solicitation efforts need not be made (although all efforts required to hold the Company Stockholders Meeting will continue to be required), if a Superior Proposal has been made and Company and Company's Board of Directors withdraw or modify such recommendation in compliance with, and otherwise have complied in all respects with, Section 4.4. In the event that Parent is required to seek the Parent Stockholders Approval at the Parent Stockholders Meeting pursuant to Section 7.1(f), Parent shall use commercially reasonable efforts to solicit from stockholders of Parent proxies in favor of the increase in authorized capital stock described in Section 6.1(a), provided that such solicitation efforts need not be made, and the Parent

Stockholders Meeting need not be held, if there is a notice of termination of this Agreement pursuant hereto.

                  5.3 Access to Information.

                      (a) At all times prior to the Effective Time, subject to applicable law and the Confidentiality Agreement (as defined below), Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours to (i) all of Company's and its Subsidiaries' properties, books, contracts, commitments and records, (ii) all Tax Returns and work papers and all other information relating to Taxes of Company and its Subsidiaries, and (iii) all other information concerning the business, properties and personnel of Company and its Subsidiaries as Parent may reasonably request. Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements, budgets, operating plans and projections promptly upon request.

                      (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report material operational matters and the general status of ongoing operations.

                      (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                  5.4 Confidentiality. The parties acknowledge that each of Parent and Company have previously executed a non-disclosure agreement dated May 26, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except to the extent necessary to comply with the terms of this Agreement.

                  5.5 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD, in which case the party proposing to issue such press release or make such public statement or disclosure shall use commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

                  5.6 Consents; Cooperation. Each of Parent, Merger Sub and Company will, and will cause their respective Subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement. Parent and Company shall have the right to review in advance, and to the extent practicable each will consult the other as to, in each case subject to applicable laws relating to the exchange of information, all of the information which will appear in any filing made with, or written materials submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement. In the event an injunction or other order shall have been issued which prevents, alters or delays the Merger or any other transaction contemplated hereby, each party agrees to use its reasonable best efforts to have such injunction or other order lifted. Parent and Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement, including without limitation the OTS, the NASD (the "NASD Approval") and any applicable state approval ("State Approval") and to consult with the other party with respect to obtaining such permits, consents, approvals and authorizations. Each of Parent and Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Entity.

                  5.7 Reasonable Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement including, without limitation, Parent using reasonable best efforts to obtain the Parent Stockholder Approval at the meeting of Parent's stockholders scheduled to be held on June 25, 1999 or at any adjournment or postponement thereof (the "June 25 Meeting"). Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                  5.8 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the shares of Parent Common Stock in connection with the Merger. Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of the shares of Parent Common Stock in connection with the Merger.

                  5.9 Listing of Additional Shares; Nasdaq Quotation.
Prior to the Effective Time, Parent shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger. Company and Parent agree to continue the quotation of Company Common Stock and Parent Common Stock, respectively, on the Nasdaq

National Market during the term of the Agreement so that, to the extent necessary, appraisal rights will not be available to stockholders of Company under Section 262 of the Delaware Law.

                  5.10 Pooling Accounting. Parent and Company shall each use its reasonable best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests under generally accepted accounting principles and applicable SEC rules and regulations. Each of Parent and Company shall use its reasonable best efforts to cause its Affiliates not to take any action that would adversely affect the ability of Parent or the Surviving Corporation to account for the business combination to be effected by the Merger as a pooling of interests.

                  5.11 Affiliate Agreements.

                       (a) Schedule 2.23 sets forth those persons who may be deemed Affiliates of Company. Company shall provide Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such list. Prior to the Effective Time, Company shall use its reasonable best efforts to obtain and deliver or cause to be delivered to Parent a duly executed Company Affiliate Agreement in the form attached hereto as Exhibit B (a "Company Affiliate Agreement") from the persons identified in Schedule 2.23 as soon as practicable (and in any event within three business days) after the execution hereof (to the extent not executed heretofore) and from any other person as soon as practicable after the date on which such person becomes an Affiliate of Company. Parent and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing shares of Parent Common Stock to be received by such Affiliates of Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, in each of the foregoing cases in accordance with the terms of such Company Affiliate Agreement.

                       (b) Schedule 5.11(b) sets forth those persons who may be deemed Affiliates of Parent. Parent shall provide Company with such information and documents as Company shall reasonably request for purposes of reviewing such list. Parent shall use its reasonable best efforts to deliver or cause to be delivered to Company a duly executed Parent Affiliate Agreement in the form of Exhibit C attached hereto (the "Parent Affiliate Agreements") from the persons identified in Schedule 5.11(b) as soon as practicable (and in any event within three business days) after the execution hereof (to the extent not executed heretofore) and from any other person as soon as practicable after the date on which such person becomes an Affiliate of Parent. 5.12 Tax Treatment. The parties shall use their reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

                  5.12 Tax Treatment. The parties shall use their reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

                  5.13 Company Options.

                       (a) At the Effective Time, the Company Stock Option Plans, the Company Options and each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plans, whether vested or unvested, will be assumed by Parent. Company represents and warrants to Parent that Schedule 5.13 hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Company Stock

Option Plans and all other Company Options, including the number of shares of Company capital stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Company shall deliver to Parent an updated Schedule 5.13 hereto current as of such date. Each such option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plans, the Company Options and the applicable stock option agreements, immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, subject to any adjustments necessary to protect the status of any option as an incentive stock option as defined in
Section 422 of the Code. It is the intention of the parties that the options so assumed by Parent qualify, to the maximum extent permissible following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. As soon as practicable (and in any event within thirty (30) business days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Company Stock Option Plans or a Company Option a document, in form and substance submitted to Company at least ten (10) days before the Closing Date and reasonably satisfactory to Company, evidencing the foregoing assumption of such option by Parent. All Company Options assumed by Parent hereunder will be exercisable in accordance with their terms without regard to whether such document has been delivered to the holder thereof.

                       (b) All outstanding rights of Company which it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock (the "Repurchase Options") shall be assigned to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per shall be adjusted to reflect the Exchange Ratio.

                  5.14 Form S-8. Parent agrees to use its reasonable best efforts to file as soon as practicable after the Effective Time (and in any event no later than twenty (20) business days after the Effective Time), a registration statement on Form S-8 covering the shares of Parent Common Stock issuable pursuant to outstanding options under the Company Stock Option Plans assumed by Parent. Company shall cooperate with and assist Parent in the preparation of such registration statement.

                  5.15 Employees; Employee Benefit Matters.

                       (a) Concurrently with the execution of this Agreement, each of the individuals set forth on Schedule 5.15(a) shall have delivered to Parent an executed Management Continuity Agreement in the form of Exhibit D attached hereto.

                       (b) If required by Parent in writing delivered to Company not less than five (5) business days before Closing, Company shall, on or before the day immediately prior to the Closing Date, terminate the Company 401(k) Plan (the "Plan") and no further contributions shall be made to the Plan. Company shall provide to Parent (i) certified copies of resolutions adopted by the Board of Directors of Company authorizing the termination and (ii) an executed amendment to the Plan in form and substance reasonably satisfactory to Parent to conform the plan document for the Plan with all applicable requirements of the Code and regulations thereunder relating to the tax-qualified status of the Plan.

                       (c) To the extent permissible under the applicable provisions of the Code and ERISA and the terms of any employee benefit plans sponsored or maintained by Parent or its Subsidiaries, (i) for purposes of crediting periods of service for eligibility to participate and vesting, employees of Company and its Subsidiaries shall receive full credit for purposes of eligibility and vesting, and periods of service with Company and any Subsidiary before the Effective Time shall be treated as if such service had been with Parent and (ii) individuals who are employees of Company or any of its Subsidiaries at the Effective Time and who become employees of Parent or any Subsidiary thereof shall be eligible to participate in any employee benefit plan (within the meaning of ERISA Section 3(3)) (except for the Parent 401(k) Plan and Parent Stock Option Plans) maintained by Parent or any Subsidiary thereof on the same terms and conditions as apply generally to other employees of Parent or any of its Subsidiaries.

                       (d) Parent will or will cause the Surviving Corporation or Telebank to offer a position of at-will employment on Parent's customary employment terms (except to the extent Management Continuity Agreements in the form of Exhibit D are in effect) to each of Company's and its Subsidiaries' personnel as of the Effective Time at their existing employment location as of the Effective Time.

                        (e) Company agrees to use commercially reasonable efforts to cause each of its employees and officers to enter into proprietary information agreements, in substantially the form previously provided by Parent to Company, as soon as practicable.

                   5.16 Director and Officer Indemnification.

                       (a) Parent agrees not to cause or allow the Surviving Corporation to modify, and to cause the Surviving Corporation to honor, any rights to indemnification or exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the officers and directors of Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of Company.

                       (b) For four years after the Effective Time, Parent will cause the Surviving Corporation to use commercially reasonable efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such person currently covered by Company's officers' and directors' liability insurance policy on terms reasonably comparable to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this paragraph, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 150% of the amount per annum Company paid in its last full fiscal year, which amount has been disclosed in writing to Parent, and if the Surviving Corporation is unable to obtain the insurance required by this paragraph, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

                       (c) Parent will not permit the Surviving Corporation to merge or consolidate with any other person unless the Surviving Corporation will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 5.16.

                  5.17 Comfort Letters.

                       (a) Parent shall use its reasonable best efforts to cause to be delivered to Company a procedures letter of Parent's independent auditors, dated a date within two (2) business days before the date on which the Registration Statement shall become effective and addressed to Parent and Company, in form reasonably satisfactory to Company and customary in scope and substance for letters delivered by independent public accountants in accordance with Opinion 16 of the Accounting Principles Board and Statement of Accounting Standards No. 72 in connection with registration statements similar to the Registration Statement.

                       (b) Company shall use its reasonable best efforts to cause to be delivered to Parent a procedures letter of Company's independent auditors, dated a date within two (2) business days before the date on which the Registration Statement shall become effective and addressed to Parent and Company, in form reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in accordance with Opinion 16 of the Accounting Principles Board and Statement of Accounting Standards No. 72 in connection with registration statements similar to the Registration Statement.


                  5.18 Stockholder Litigation. Unless and until Company has withdrawn its recommendation of the Merger in compliance with Section 4.4, Company shall give Parent the opportunity to participate in or, in the event Parent is named in any such litigation, to lead, in each case at its own expense, the defense of any stockholder litigation against Company and/or its directors relating to the transactions contemplated by this Agreement and the Option Agreement. In the event Parent is leading any such stockholder litigation, Company shall be given the opportunity to participate at its own expense in the defense of such stockholder litigation.

                  5.19 Company Debt Securities. As required by all contracts and agreements relating to Company's outstanding 11-1/2% Subordinated Notes due 2004, 11.00% Junior Subordinated Deferrable Interest Debentures, 9.0% Junior Subordinated Deferrable Interest Debentures (Series A), and 9.5% Senior Subordinated Notes due March 31, 2004, Parent shall: (a) expressly assume, by supplemental indenture or as otherwise required by such contracts and agreements, all obligations under such contracts and agreements and the performance of the covenants and conditions of Company to be performed and observed therein; (b) maintain compliance with all applicable capital requirements, financial tests and other financial ratios contained therein; and
(c) deliver all such certificates and opinions as required therein.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

                  6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                      (a) Stockholder Approvals. This Agreement and the Merger shall have been approved and adopted by the holders of two-thirds (2/3) of the shares of Company Common Stock outstanding as of the record date set for the Company Stockholders Meeting, and an increase in the number of authorized shares of Parent Common Stock sufficient to allow consummation of the Merger and the transactions contemplated hereby shall have been approved and adopted by the holders of a majority of the shares of Parent Common Stock outstanding as of the record date set for a meeting to be held for such purpose (the "Parent Stockholder Approval").

                      (b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose, and no similar proceeding shall have been initiated by the SEC in respect of the Proxy Statement; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

                      (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which prevents or prohibits the consummation of the Merger. In the event an injunction or other order shall have been issued, each party agrees to use its commercially reasonable efforts to have such injunction or other order lifted.

                      (d) Listing of Additional Shares. The filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the options under the Company Stock Option Plans assumed by Parent, shall have been made.

                      (e) Pooling Letters. Parent shall have received letters, each dated the Closing Date, from Deloitte & Touche, L.L.P., Parent's independent auditors, and Arthur Andersen LLP, Company's independent auditors, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement.

                  6.2 Additional Conditions to Obligations of Company. The obligations of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

                      (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent in this Agreement shall be true and correct in all respects (ignoring for this purpose all materiality or Material Adverse Effect qualifications in such representations and warranties) when made and as of the Effective Time as though such representations and warranties were made on and as of such time (other than (A) representations and warranties expressly made as of an earlier date, which shall have been true and correct as of such earlier date, and (B) failures to be true and correct that do not, in the aggregate, constitute a Material Adverse Effect on Parent) and (ii) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them at or prior to the Effective Time.

                      (b) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent by its President and its Chief Financial Officer certifying that the condition set forth in Section 6.2(a) has been fulfilled.

                      (c) Governmental Approval. Parent, Company and Merger Sub and their respective Subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the other transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Home Owners Loan Act, the Securities Act, the Exchange Act, any SRO constitution or rules or any state Blue Sky laws.

                      (d) Tax Opinion. Company shall have received a written opinion of Hogan & Hartson L.L.P. (or if such firm is unable to, or fails to timely deliver, such opinion, Brobeck, Phleger & Harrison LLP) dated as of the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Parent, Merger Sub and Company.

                  6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

                      (a) Representations, Warranties and Covenants. (i) The representations and warranties of Company in this Agreement shall be true and correct in all respects (ignoring for this purpose all materiality or Material Adverse Effect qualifications in such representations and warranties) when made and as of the Effective Time as though such representations and warranties were made on and as of such time (other than (A) representations and warranties expressly made as of an earlier date and (B) failures to be true and correct that do not, in the aggregate, constitute a Material Adverse Effect on Company) and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Effective Time.

                      (b) Certificate of Company. Parent shall have been provided with a certificate executed on behalf of Company by its President and Chief Financial Officer certifying that the condition set forth in Section 6.3(a) has been fulfilled.

                      (c) Governmental Approval. Parent, Company and Merger
Sub and their respective Subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the other transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Home Owners Loan Act, the Securities Act, the Exchange Act, any SRO constitution or rules, or any state Blue Sky laws; provided, however, that none of the preceding shall be deemed obtained or made if it shall impose a non-customary condition or restriction that Parent reasonably determines in good faith could reasonably be expected to result in a Material Adverse Effect on Parent or the Surviving Corporation.

                      (d) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any Material Contract of Company or any of its Subsidiaries or otherwise, the failure of which to obtain could reasonably be expected to have a Material Adverse Effect on Parent or the Surviving Corporation.

                      (e) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent's conduct or operation of the business of Company and its Subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission, SRO or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                      (f) No Material Adverse Effect. There shall not have occurred since the date hereof any Material Adverse Effect on Company.

                      (g) Tax Opinion. Parent shall have received a written opinion of Brobeck, Phleger & Harrison LLP (or if such firm is unable to, or fails to timely deliver, such opinion, Hogan & Hartson L.L.P.) dated as of the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Parent, Merger Sub and Company.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  7.1 Termination. At any time prior to the Effective
Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company, this Agreement may be terminated:

                      (a) by mutual consent of Parent and Company;

                      (b) by either Parent or Company, if, the Closing shall not have occurred on or before December 31, 1999 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

                      (c) by Parent, if (i) Company shall breach any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 6.3(a) not to be satisfied and such breach shall not have been cured within ten (10) business days of receipt by Company of written notice of such breach (provided that the right to terminate this Agreement by Parent shall not be available to Parent if Parent is at that time in material breach of this Agreement), (ii) the Board of Directors of Company shall have withdrawn or modified its recommendation of this Agreement or the Merger or any transaction contemplated hereby in a manner adverse to Parent or shall have resolved to do any of the foregoing, (iii) Company shall have failed to comply with the Option Agreement or with Section 4.4 or Section 5.2 of this Agreement, or (iv) the Board of Directors of Company shall have recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do so;

                      (d) by Company, if Parent shall breach any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 6.2(a) not to be satisfied and such breach shall not have been cured within ten (10) business days following receipt by Parent of written notice of such breach (provided that the right to terminate this Agreement by Company shall not be available to Company where Company is at that time in material breach of this Agreement);

                      (e) by Parent if a Trigger Event (as defined in Section 7.3(e)) or Takeover Proposal shall have occurred and the Board of Directors of Company, in connection therewith, does not within five (5) business days of such occurrence (i) reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and (ii) reject such Takeover Proposal or Trigger Event; or

                      (f) by either Parent or Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, (ii) if any required approval of the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders of Company or at any adjournment thereof or (iii) if the Parent Stockholder Approval shall not have been obtained at the June 25 Meeting and the Parent Stockholder Approval is not obtained at a meeting of Parent's stockholders, or any postponement or adjournment thereof, to be held on or about the day of the Company Stockholders Meeting (the "Parent Stockholders Meeting").

                  7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that (a) the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees), Section 8.8 (Governing Law) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for fraud or willful breach in connection with this Agreement or the transactions contemplated hereby.

                  7.3 Expenses and Termination Fees.

                      (a) Subject to subsections (b), (c), (d), (e) and (f) of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, brokers, finders, agents, accountants and legal counsel) shall be paid by the party incurring such expense, it being understood and agreed that expenses incurred in connection with printing the Proxy Materials and the Registration Statement, and registration and filing fees incurred in connection with the Registration Statement, the Proxy Materials and the listing of additional shares pursuant to Section 6.1(d) and filing fees associated with compliance with applicable OTS requirements in connection with the Merger shall be deemed to be incurred equally by Company and Parent.

                      (b) In the event that (i) Parent shall terminate this Agreement pursuant to Section 7.1(e), (ii) Parent shall terminate this Agreement pursuant to Section 7.1(c)(ii), (iii) or (iv), (iii) either Parent or Company shall terminate this Agreement pursuant to Section 7.1(f)(ii) following a failure of the stockholders of Company to approve this Agreement and, prior to the time of the Company Stockholders Meeting, there shall have been a Trigger Event or a Takeover Proposal with respect to Company, then in the case of each of (i) through (iii) Company shall reimburse Parent for all of the out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the reasonable fees and expenses of its advisors, accountants and legal counsel), and, in addition to any other remedies Parent may have, Company shall promptly pay to Parent cash in an amount equal to fifty-four million dollars ($54,000,000) (the "Termination Fee").

                      (c) In the event that (i) Parent or Company shall terminate this Agreement pursuant to Section 7.1(b) and, prior to the time of such termination, there shall have been a Trigger Event or a Takeover Proposal with respect to Company or (ii) Parent shall terminate this Agreement pursuant to Section 7.1(c)(i), Company shall promptly reimburse Parent for all of the reasonable out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel), and, in the event a definite agreement or letter of intent is entered by Company with respect to a Takeover Proposal, a Takeover Proposal is consummated or a Trigger Event results in a Person or group of Persons within the meaning of Section 13(d) of the Exchange Act and the regulations thereunder beneficially owning forty percent (40%), or results in a Person together with any other Persons acting in concert within the meaning of Part 574 of the OTS rules and regulations beneficially owning forty percent (40%), or more of the voting power of Company within nine (9) months of the later of (x) such termination of this Agreement and (y) the payment of the above-described expenses, Company shall also promptly pay to Parent the Termination Fee.

                      (d) In the event that Parent or Company shall terminate this Agreement pursuant to Section 7.1(f)(iii), then Parent shall promptly reimburse Company for all of the reasonable out-of-pocket costs and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

                      (e) As used herein, a "Trigger Event" shall occur if any Person (as that term is defined in Section 13(d) of the Exchange Act and the regulations promulgated thereunder) acquires securities representing twenty percent (20%) or more, or commences a tender or exchange offer, open market purchase program or other publicly announced initiative following the successful consummation of which the offeror and its affiliate would beneficially own securities representing twenty percent (20%) or more, of the voting power of Company.

                      (f) For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Company or any of its Subsidiaries or the acquisition of twenty percent (20%) or more of the outstanding shares of capital stock, or a significant portion of the assets of, Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

                  7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Company or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Company Common Stock, or (ii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Company Common Stock or Merger Sub Common Stock.

                  7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  8.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality), 5.14 (Form S-8), 5.16 (Director and Officer Indemnification),
5.7 (Reasonable Best Efforts and Further Assurances), 7.3 (Expenses and Termination Fees) and this Article VIII shall survive the Effective Time.

                  8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                      (a) if to Parent or Merger Sub, to:

                          E*TRADE Group, Inc.
                          Four Embarcadero Place
                          2400 Geng Road
                          Palo Alto, CA  94303
                          Attention:       Thomas A. Bevilacqua, Esq.
                          Facsimile No.:  (650) 842-8781
                          Telephone No.: (650) 842-2475

                          with a copy to:

                          Brobeck, Phleger & Harrison LLP
                          Two Embarcadero Place
                          2200 Geng Road
                          Palo Alto, CA  94303
                          Attention:    Curtis L. Mo, Esq.
                          Facsimile No.:  (650) 496-2885
                          Telephone No.: (650) 424-0160

                          and

                          Brobeck, Phleger & Harrison LLP
                          Spear Street Tower
                          One Market
                          San Francisco, CA  94105
                          Attention:    J. Michael Shepherd, Esq.
                                        Steve L. Camahort, Esq.
                          Facsimile No.:  (415) 442-1010
                          Telephone No.: (415) 442-0900

                      (b) if to Company, to:

                          Telebanc Financial Corporation
                          1111 North Highland Street
                          Arlington, VA 22201-2807
                          Attention:       President
                          Facsimile No.:  (703) 524-0556
                          Telephone No.: (703) 247-3700

                          with a copy to:

                          Hogan & Hartson L.L.P.
                          Columbia Square
                          555 Thirteenth Street, N.W.
                          Washington, D.C.  20004
                          Attention:       Stuart G. Stein, Esq.
                                           Steven Museles, Esq.
                          Facsimile No.:  (202) 637-5910
                          Telephone No.: (202) 637-5600

                  8.3 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  8.5 Entire Agreement; Nonassignability; Parties in
Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(c)-(d)-(f)-(g) (Effect on Capital Stock), 1.7 (Surrender of

Certificates) and 5.16 (Director and Officer Indemnification); and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

                  8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

                  8.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

                  8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state's principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

                  8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                  8.10 Definitions; Etc.

                       (a) For purposes of this Agreement, (i) "Material
Adverse Effect" means, with respect to any person or entity, any event, change, condition or effect that is, or could be reasonably expected to be, materially adverse to the condition (financial or otherwise), properties, assets (including, without limitation, intangible assets), liabilities, business, operations or results of operations of such person or entity and its Subsidiaries, taken as a whole; provided, however, that in no event shall a decrease in such person's or entity's stock price in and of itself be considered a "Material Adverse Effect", (ii) "Subsidiary" means, with respect to any party, any corporation, partnership or other organization or entity, whether incorporated or unincorporated, in which such party has, directly or indirectly, a fifty percent (50%) or greater interest, and (iii) any reference to a party's "knowledge" means the actual knowledge of such party's executive officers and directors.

                       (b) The parties acknowledge that, insofar as Company's Board of Directors has declared and approved a 2-for-1 split of Company Common Stock payable to its stockholders of record as of the close of business on May 28, 1999 (the "Stock Split"), the Exchange Ratio and all share numbers herein representing numbers of shares of Company Common Stock do not give effect to the Stock Split and shall be deemed to be proportionally adjusted for the Stock Split upon the effectiveness thereof. Notwithstanding anything herein to the contrary, consummation of the Stock Split shall not be deemed a breach of this Agreement.

                  IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                     TELEBANC FINANCIAL CORPORATION

                                     By:
                                        -------------------------------
                                     Name:
                                          -----------------------------
                                     Title:
                                           ----------------------------

                                     E*TRADE GROUP, INC.

                                     By: /s/ CHRISTOS M. COTSAKOS
                                        -------------------------------
                                     Name: CHRISTOS M. COTSAKOS
                                          -----------------------------
                                     Title: CHIEF EXECUTIVE OFFICER
                                           ----------------------------

                                     TURBO ACQUISITION CORP.

                                     By: /s/ CHRISTOS M. COTSAKOS
                                        -------------------------------
                                     Name: CHRISTOS M. COTSAKOS
                                          -----------------------------
                                     Title:
                                           ----------------------------

                  IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                     TELEBANC FINANCIAL CORPORATION

                                     By: /s/ MITCHELL H. CAPLAN
                                        -------------------------------
                                     Name:  Mitchell H. Caplan
                                          -----------------------------
                                     Title: President & Chief Executive Officer
                                           ------------------------------------

                                     E*TRADE GROUP, INC.

                                     By:
                                        -------------------------------
                                     Name:
                                          -----------------------------
                                     Title:
                                           ----------------------------

                                     TURBO ACQUISITION CORP.

                                     By:
                                        -------------------------------
                                     Name:
                                          -----------------------------
                                     Title:
                                           ----------------------------

                                    EXHIBIT A

                              CERTIFICATE OF MERGER
                                       OF
                             TURBO ACQUISITION CORP.
                                  WITH AND INTO
                         TELEBANC FINANCIAL CORPORATION

               The undersigned, Telebanc Financial Corporation, DOES HEREBY
CERTIFY:

               FIRST: That the names and states of incorporation of each of the constituent corporations are as follows:

               Name                                State of Incorporation
               ----                                ----------------------

               Telebanc Financial Corporation      Delaware
               Turbo Acquisition Corp.             Delaware

               SECOND:That the Agreement and Plan of Merger and Reorganization (the "Merger Agreement") has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of Delaware (the "DGCL").

               THIRD: That the name of the surviving corporation of the merger is Telebanc Financial Corporation, a Delaware corporation.

               FOURTH:That the Certificate of Incorporation in the form attached hereto shall be the certificate of incorporation of the surviving corporation.

               FIFTH: That the Merger Agreement is on file at the principal place of business of the surviving corporation, the address of which is 1111 North Highland Street, Arlington, VA 22201-2807.

               SIXTH: That a copy of the Merger Agreement will be furnished on request and without cost to any stockholder of any constituent corporation.

               SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

               IN WITNESS WHEREOF, Telebanc Financial Corporation has caused this Certificate of Merger to be executed in its corporate name this ______ day of ____________, 1999.

                                       TELEBANC FINANCIAL CORPORATION



                                       By:
                                          -------------------------------------
                                                   [Name, Title]

ATTEST


By:
   ------------------------------
         [Name], Secretary

                                    EXHIBIT B

                              STOCKHOLDER AGREEMENT

               This STOCKHOLDER AGREEMENT (this "Agreement") is made and entered into as of May 31, 1999 between E*TRADE Group, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of Telebanc Financial Corporation, a Delaware corporation ("Company"). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Reorganization Agreement described below.

                                    RECITALS

               WHEREAS, pursuant to an Agreement and Plan of Merger and Reorganization dated as of May 31, 1999 by and among Parent, Turbo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") and Company (such agreement as it may be amended is hereinafter referred to as the "Reorganization Agreement"). Parent has agreed to acquire the outstanding securities of Company pursuant to a statutory merger of Merger Sub with and into Company (the "Merger") in which each outstanding share of capital stock of Company (the "Company Capital Stock") will be converted into shares of common stock of Parent (the "Parent Shares") at the exchange rate set forth in the Reorganization Agreement (the "Transaction");

               WHEREAS, in order to induce Parent to enter into the Reorganization Agreement and consummate the Transaction, Company has agreed to use its reasonable best efforts to cause each stockholder of Company who is an affiliate of Company to execute and deliver to Parent a Stockholder Agreement upon the terms set forth herein; and

               WHEREAS, Stockholder is the registered and beneficial owner of such number of shares of the outstanding capital stock of Company as is indicated on the signature page of this Agreement (the "Shares").

               NOW, THEREFORE, the parties agree as follows:

               1. Agreement to Retain Shares.

               1.1   Transfer and Encumbrance.

               (a) Stockholder is the beneficial owner of the Shares. The Shares constitute Stockholder's entire interest in the outstanding capital stock and voting securities of Company. The Shares are, and will be at all times up until the Expiration Date, free and clear of any liens, claims, options, charges or other encumbrances. Stockholder's principal residence or place of business is accurately set forth on the signature page hereto.

               (b) Stockholder agrees not to transfer (except as may be specifically required by court order or by operation of law, in which case any such transferee shall agree to be bound hereby), sell, exchange, pledge or otherwise dispose of or encumber any Shares or any New

Shares (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Effective Time or (ii) termination of the Reorganization Agreement in accordance with the terms thereof.

               1.2 New Shares. Stockholder agrees that any shares of capital stock or voting securities of Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

               2. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of Company at which any of the following is considered or voted upon, and at every adjournment thereof, and on every action or approval by written resolution of the stockholders of Company with respect to any of the following, Stockholder shall vote the Shares and any New Shares in favor of approval and adoption of the Reorganization Agreement and of the Transaction. Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Stockholder from acting in his capacity as a director or officer of Company, to the extent applicable, it being understood that this Agreement shall apply to Stockholder solely in his capacity as a stockholder of Company.

               3. Irrevocable Proxy. Stockholder hereby agrees to timely deliver to Parent a duly executed proxy in the form attached hereto as Annex A (the "Proxy"), such Proxy to cover the Shares and all New Shares in respect of which Stockholder is entitled to vote at each meeting of the stockholders of Company (including, without limitation, each written consent in lieu of a meeting). In the event that Stockholder is unable to provide any such Proxy in a timely manner, Stockholder hereby grants Parent a power of attorney to execute and deliver such Proxy for and on behalf of Stockholder, such power of attorney, which being coupled with an interest, shall survive any death, disability, bankruptcy, or any other such impediment of Stockholder. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to the Shares and agrees not to grant any subsequent proxies or powers of attorney with respect to the Shares until after the Expiration Date.

               4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:

               (a) Stockholder has full power and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. Except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law, the execution and delivery of this Agreement by Stockholder does not, and the performance of Stockholder's obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares or New Shares are or will be bound or affected.

               (b) Except to the same extent Company is permitted to do so pursuant to Section 4.4 of the Reorganization Agreement, until the Expiration Date, Stockholder will not (and will use Stockholder's reasonable best efforts to cause Company, its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by Stockholder, Company or any of the same, not to, except to the extent otherwise permitted under Section 4.3 of the Reorganization Agreement): (i) initiate or solicit, directly or indirectly, any proposal, plan or offer to acquire all or any material part of the business or properties or capital stock of Company, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate Company or otherwise distribute to the stockholders of Company all or any substantial part of the business, properties or capital stock of Company (each, an "Acquisition Proposal"); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning Company's business, properties or assets to any corporation, partnership, person or other entity or group (other than Parent, or any associate, agent or representative of Parent) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; or (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect of any potential Acquisition Proposal. In the event Stockholder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, Stockholder shall promptly inform Parent as to any such matter and the details thereof to the extent possible without breaching any other agreement to which such Stockholder is a party or violating its fiduciary duties.

               (c) Stockholder understands and agrees that if Stockholder attempts to transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, Company shall not, and Stockholder hereby unconditionally and irrevocably instructs Company to not, permit any such transfer on its books and records, issue a new certificate representing any of the Shares or record such vote unless and until Stockholder shall have complied with the terms of this Agreement. Stockholder further understands and agrees that Parent may elect to not permit the transfer of shares of Parent Common Stock or the issuance of a new certificate representing such shares unless and until such a transfer can be made without adversely affecting the ability of Parent or the Surviving Corporation to account for the business combination to be effected by the Merger as a pooling of interests.

               5. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement.

               6. Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Transaction under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

               7. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

               8. Confidentiality. Stockholder agrees (i) to hold any information regarding this Agreement and the Transaction in strict confidence, and (ii) not to divulge any such information to any third person, except to the extent any of the same is hereafter publicly disclosed by Parent.

               9. Miscellaneous.

               9.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               9.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind Stockholder solely as a securityholder of Company only with respect to the specific matters set forth herein.

               9.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

               9.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

               9.5 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, or sent by facsimile transmission, as follows:

               (a) If to Stockholder, at the address set forth below Stockholder's signature at the end hereof.

               (b)    if to Parent, to:

               E*TRADE Group, Inc.
               Four Embarcadero Place
               2400 Geng Road
               Palo Alto, CA  94303

               Attention:    Thomas A. Bevilacqua, Esq.
               Facsimile No:  (650) 842-8781
               Telephone No: (650) 842-2500

               with a copy to:

               Brobeck, Phleger & Harrison LLP
               2200 Geng Road
               Two Embarcadero Place
               Palo Alto, CA  94303
               Attention:    Curtis L. Mo, Esq.
               Facsimile No.: (650) 496-2885
               Telephone No.: (650) 424-0160

               and

               Brobeck, Phleger & Harrison LLP
               Spear Street Tower
               One Market
               San Francisco, CA  94105
               Attention:    J. Michael Shepherd, Esq.
                             Steve L. Camahort, Esq.
               Facsimile No.: (415) 442-1010
               Telephone No.: (415) 442-0900

or to such other address as any party hereto or any Indemnified Person may designate for itself by notice given as herein provided.

               9.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

               9.7 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

               9.8 Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

               9.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

                            (SIGNATURE PAGE FOLLOWS)

               IN WITNESS WHEREOF, the parties have caused this Company Agreement to be executed as of the date first above written.

E*TRADE GROUP, INC.                        STOCKHOLDER

By:
   --------------------------------        ------------------------------------
Name:                                      (Signature)
     ------------------------------
Title:
      -----------------------------

                                           ------------------------------------
                                           (Signature of Spouse)

                                           ------------------------------------
                                           (Print Name of Stockholder)

                                           ------------------------------------
                                           (Print Street Address)

                                           ------------------------------------
                                           (Print City, State and Zip)

                                           ------------------------------------
                                           (Print Telephone Number)

                                           ------------------------------------
                                           (Social Security or Tax I.D. Number)

Total Number of Shares of Company Common Stock owned on the date hereof:

Common Stock:
             ----------------------------

State of Residence:
                   ----------------------

                     SIGNATURE PAGE TO STOCKHOLDER AGREEMENT

                                    EXHIBIT C

                           COMPANY AFFILIATE AGREEMENT

                                  May 31, 1999

E*TRADE Group, Inc.
Four Embarcadero Place
2400 Geng Road
Palo Alto, CA  94303

Ladies and Gentlemen:

               Pursuant to the terms of an Agreement and Plan of Merger and Reorganization, dated as of May 31, 1999 (the "Reorganization Agreement"), by and among E*TRADE Group, Inc., a Delaware corporation ("Parent"), Turbo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Telebanc Financial Corporation, a Delaware corporation ("Company"), Parent has agreed to acquire Company through the merger of Merger Sub with and into Company (the "Transaction").

               The undersigned has been advised that as of the date hereof the undersigned may be deemed to be (but does not hereby admit to be) an "affiliate" of Company, as the term "affiliate" is (i) defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletin Two, as amended, of the SEC.

               The undersigned understands that the representations, warranties and covenants set forth herein will be relied upon by Parent, other stockholders of Parent, Merger Sub, Company and their respective counsel and accounting firms. Except to the extent written notification to the contrary is received by Parent from the undersigned prior to the consummation of the Transaction, the representations and warranties contained herein shall be accurate at all times from the date hereof through the Effective Time (as defined in the Reorganization Agreement).

               The undersigned hereby represents and warrants to and agrees with Parent that in the event the undersigned receives any shares of Parent Common Stock as a result of the Transaction:

               1. The undersigned has power and authority to execute and deliver this letter agreement and to make the representations and warranties set forth herein and to perform [its] [his] [her] obligations hereunder;

               2. The undersigned has carefully read this letter agreement and the Reorganization Agreement and, to the extent the undersigned felt necessary, discussed the requirements of such documents and other applicable limitations upon [its] [his] [her] ability to sell, transfer, pledge or otherwise dispose of Parent Common Stock with [its] [his] [her] counsel or counsel for the Company;

               3. The undersigned is the owner of the number of shares of Parent Common Stock (the "Shares") set forth below, and did not acquire any of the Shares in contemplation of the Transaction.

               4. The undersigned will not make any sale, transfer, pledge or other disposition of Parent Common Stock (i) in violation of the Securities Act or the Rules and Regulations or (ii) to a transferee that has not agreed in writing to be bound hereby;

               5. The undersigned has been advised that the issuance of Parent Common Stock to the undersigned in connection with the Transaction has been or will be registered with the Commission under the Securities Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Transaction was or will be submitted for a vote of the stockholders of the Company the undersigned may be deemed to be or have been an affiliate of the Company and the distribution by the undersigned of any Parent Common Stock has not been registered under the Securities Act, the undersigned may not sell, transfer, or otherwise dispose of Parent Common Stock issued to [it] [him] [her] in the Transaction unless (i) such sale, transfer, or other disposition has been registered under the Securities Act, (ii) such sale, transfer, or other disposition is made in conformity with the volume and other limitations of Rule 145 or (iii) in the opinion of counsel reasonably acceptable to Parent (it being understood that the law firms of Hogan & Hartson LLP and Brobeck, Phleger & Harrison LLP are deemed to be reasonably satisfactory to Parent), such sale, transfer, or other disposition is otherwise exempt from registration under the Securities Act;

               6. The undersigned understands that, except as provided in the Reorganization Agreement, Parent is under no obligation to register the sale, transfer, or other disposition of Parent Common Stock by the undersigned or on [its] [his] [her] behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available;

               7. The undersigned also understands that Parent may impose stop transfer instructions or elect to not permit the transfer of shares of Parent Common Stock or the issuance of a new certificate representing such shares unless and until such a transfer can be made without adversely affecting the ability of Parent or the surviving corporation to account for the business combination to be effected by the Transaction as a pooling of interests, and that there will be placed on the certificates for Parent Common Stock issued to [it] [him] [her], or any substitutions therefor, a legend stating in substance:

                      "THE SECURITIES EVIDENCED BY THIS CERTIFICATE WERE ISSUED
               IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED MAY 31, 1999 BETWEEN THE REGISTERED HOLDER HEREOF AND E*TRADE GROUP, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF E*TRADE GROUP, INC.;

               8. The undersigned also understands that, unless the sale, transfer, or other disposition by [it] [him] [her] of Parent Common Stock issued to [it] [him] [her] has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to any transferee of the undersigned:

                      "THE SECURITIES EVIDENCED BY THIS CERTIFICATE WERE
               ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES, AND WERE NOT ACQUIRED BY THE HOLDER WITH A VIEW TO TRANSFER, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, UNLESS SUCH SALE, TRANSFER, OR OTHER DISPOSAL IS MADE IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT, THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ANY APPLICABLE STATE SECURITIES LAWS";

               9. Except for the Reorganization Agreement and as provided by
Section 5.10 thereof, there are no contracts, commitments or agreements relating to voting, purchase or sale of Company's capital stock (i) between or among Company and any of its stockholders and (ii) between or among any of Company's stockholders.

               10. Any other provisions of this letter agreement to the contrary notwithstanding, except as set forth below, during the 30-day period immediately preceding the Effective Time, the undersigned has not engaged and will not engage, and after the Effective Time until such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes such combined results of operations (the period commencing 30 days prior to the Effective Time and ending on the date of the publication of the post-Transaction financial results is referred to herein as the "Pooling Period"), the undersigned will not engage, in any sale, transfer, or other disposition of, or reduce the undersigned's risk in respect of, any of the following:

              a. any shares of Parent Common Stock which the undersigned may acquire in connection with the Transaction, or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefore (all such shares and other securities being referred to herein, collectively, as "Restricted Securities"), or any option, right or other interest with respect to any Restricted Securities;

              b. the shares of Company Common Stock and options or warrants to purchase Company Common Stock beneficially owned by the undersigned; or

              c. any shares of Company Common Stock or any other equity securities of the Company which the undersigned purchases or otherwise acquires after the execution of this letter agreement;

               11. As promptly as practicable after the Effective Time, Parent will publish results covering at least 30 days of combined operations of the Company and Parent in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, 8-K, or any other public filing or announcement which includes such combined results of operations; provided, however, that Parent will under no circumstance be obligated to publish such results earlier than that time at which Parent publishes results for its first full fiscal quarter during which such 30 days of combined operations occurs.

               12. This Company Affiliate Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Sate of Delaware without giving effect to the principles of conflicts of laws thereof and may be executed in counterparts.

                            (SIGNATURE PAGE FOLLOWS)

                                     Very truly yours,



                                     -------------------------------------------

                                     -------------------------------------------
                                                 (print name)

                                     Number of Shares beneficially owned as of the date hereof:

                                     -----------------------------


Accepted as of __________ _____, 1999

E*TRADE GROUP, INC.

By:
   -----------------------------------
Name:
     ---------------------------------
Title:
      --------------------------------


                  SIGNATURE PAGE TO COMPANY AFFILIATE AGREEMENT

                                    EXHIBIT D

                           PARENT AFFILIATE AGREEMENT

                                  May 31, 1999

E*TRADE Group, Inc.
Four Embarcadero Place
2400 Geng Road
Palo Alto, CA  94303

Ladies and Gentlemen:

               Pursuant to the terms of an Agreement and Plan of Merger and Reorganization, dated as of May 31, 1999 (the "Reorganization Agreement"), by and among E*TRADE Group, Inc., a Delaware corporation ("Parent"), Turbo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Telebanc Financial Corporation, a Delaware corporation ("Company"), Parent has agreed to acquire Company through the merger of Merger Sub with and into Company (the "Transaction").

               The undersigned has been advised that as of the date hereof the undersigned may be deemed to be (but does not hereby admit to be) an "affiliate" of Parent, as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletin Two, as amended, of the SEC.

               The undersigned understands that the representations, warranties and covenants set forth herein will be relied upon by Parent, other stockholders of Parent, Merger Sub, Company and their respective counsel and accounting firms. Except to the extent written notification to the contrary is received by Parent from the undersigned prior to the consummation of the Transaction, the representations and warranties contained herein shall be accurate at all times from the date hereof through the Effective Time (as defined in the Reorganization Agreement).

               The undersigned represents and warrants to, and agrees with, Parent that:

               1. The undersigned has full power and legal capacity to execute and deliver this Parent Affiliate Agreement and to make the representations and warranties herein and to perform his, her or its obligations hereunder.

               2. The undersigned has carefully read this Parent Affiliate Agreement and the Reorganization Agreement and discussed their requirements and other applicable limitations upon the ability of the undersigned to sell, transfer or otherwise dispose of shares of Parent's common stock, par value $.01 per share ("Parent Common Stock"), to the extent the undersigned felt necessary, with counsel for the undersigned or counsel for Parent.

               3. The undersigned is the owner of the number of shares of Parent Common Stock (the "Shares") set forth below, and did not acquire any of the Shares in contemplation of the Transaction.

               4. The undersigned shall vote the Shares in favor of approval and adoption of any increase in authorized capital stock of Parent necessary to consummate the Transaction.

               5. During the period commencing 30 days prior to the closing of the Transaction and ending at such time as results covering at least 30 days of combined operations of Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K or any other public filing or announcement that includes such combined results of operations (the date of which is referred to herein as the "Financial Results Publication Date"), the undersigned has not and will not sell, transfer or otherwise dispose of, or offer or agree to sell, transfer or otherwise dispose of, or in any other way reduce the risk of the undersigned's ownership of or investment in, any shares of Parent Common Stock which the undersigned currently owns or purchases or otherwise acquires after the execution of this Parent Affiliate Agreement but before the Financial Results Publication Date, or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor (all such shares and other securities being referred to herein, collectively, as "Restricted Securities"), or any option, right or other interest with respect to any Restricted Securities.

               6. This Parent Affiliate Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Sate of Delaware without giving effect to the principles of conflicts of laws thereof and may be executed in counterparts.

                            (SIGNATURE PAGE FOLLOWS)

                                     Very truly yours,



                                     -------------------------------------------

                                     -------------------------------------------
                                                 (print name)

                                     Number of Shares beneficially owned as of the date hereof:

                                     -----------------------------


Accepted as of __________ _____, 1999

E*TRADE GROUP, INC.

By:
   -----------------------------------
Name:
     ---------------------------------
Title:
      --------------------------------


                  SIGNATURE PAGE TO COMPANY AFFILIATE AGREEMENT

                                   EXHIBIT E

                               E*TRADE GROUP, INC.

                         MANAGEMENT CONTINUITY AGREEMENT

                                  June 7, 1999

<<Name>>

Dear <<First_Name>>:

       We are pleased to offer you the position of <<Title>>. This letter, if accepted, sets forth the terms of your employment with E*TRADE Group, Inc. (hereafter "E*TRADE" or the "Company"), following the Closing. As used in this agreement, "E*TRADE" and "Company" refer to E*TRADE Group, Inc. and each of its subsidiaries including, after the Closing, Telebanc Financial Corporation. As a full-time employee, you would receive an annual base salary of $
<<Base_Salary>>, paid biweekly, less all applicable deductions. All Telebanc
Financial Corporation ("TFC") and its subsidiaries' employee benefits will continue uninterrupted until E*TRADE transitions your benefits coverage from TFC benefits to E*TRADE benefits. The transition to E*TRADE benefits is expected to occur during the first few months after the Closing. The Company wants to make this transition as smooth as possible. Following the transition, you will be eligible to participate in Company-sponsored benefits on the same basis as other full-time E*TRADE employees.

       This offer is contingent on the occurrence of the Closing of E*TRADE's acquisition (the "Acquisition") of TFC and, if you accept this offer, it would take effect as of that Closing Date. The remaining terms of your employment would be as follows:

Bonus Participation

       You will be eligible to receive a Closing Period Bonus within thirty (30) days of the Closing Date equal to a pro-rata portion of the TFC bonus you received for the 1998 calendar year (or the annualized equivalent if you were employed for less than one (1) full year by TFC during 1998) which is $
<<M_1998_Annualized_Bonus>> (the "1998 Bonus Amount"). The amount of the Closing
Period Bonus for which you will be eligible will be equal to the 1998 Bonus Amount times a fraction, the numerator of which will be the number of days in 1999 up until the Closing and the denominator of which will be 365. You will earn this Closing Period Bonus if TFC meets its performance objectives, as previously agreed to by TFC and E*TRADE, for the period January 1, 1999 through the Closing Date. The determination as to whether you have met the performance objectives sufficient to receive the Closing Period Bonus will be made by the President of TFC, Mitch Caplan. The Closing Period Bonus will be paid no later than thirty (30) days after the Closing Date.

       You will be eligible to receive a bonus not less than the 1998 Bonus upon your completion of twelve (12) months of continuous service to E*TRADE following the Closing (the

"Term"), but only if E*TRADE pays a Team Quality Incentive ("TQI") bonus either the period running from October 1, 1999 through March 31, 2000 or April 1, 2000 through September 30, 2000 (the "Term Bonus"). If you voluntarily resign your employment, except for "Good Reason," you will not earn or be paid any Term Bonus. If your employment is terminated by E*TRADE during the Term without "Cause," or in the event you resign for "Good Reason," then you will be paid a pro-rata share of the Term Bonus for the period measured from the Closing until the date of the termination of your employment. This payment will be made on the date of termination. If your employment is terminated by E*TRADE during the Term for "Cause," then you will not earn or be paid any Term Bonus.

       If your employment continues beyond the Term, you would then be eligible to participate in the E*TRADE TQI Bonus Program subject to the same terms and conditions applicable to other E*TRADE employees.

Stock Options

       E*TRADE will recommend to the Company's Board of Directors (the "Board") that at the next meeting in which the Board grants stock options you be granted an option to purchase <<M__OptionShares_Granted>> shares of the Company's common stock at an exercise price per share equal to the fair market value of the Company's common stock on the effective date of the grant. This stock option grant would be contingent on you executing E*TRADE's standard stock option agreement, and will be subject to the E*TRADE 1996 Stock Incentive Plan. Your stock option would be subject to a one year cliff vesting date, and will vest at 25% per year over a four (4) year period, pursuant to the E*TRADE Plan and your stock option agreement.

Term of Employment

       You commit to remaining employed by E*TRADE for a period of twelve (12) months following the Closing Date (the "Term"). However, you will be permitted to resign your employment with "Good Reason" without being deemed to have breached this Agreement. A resignation for "Good Reason" will occur if you resign your employment within thirty (30) days after the occurrence of either of the following events: (i) a requirement by E*TRADE that you relocate to an office more than thirty-five (35) miles from your current office; or (ii) a substantial reduction in your base salary, title, compensation, duties or benefits, as described herein. In any event, E*TRADE may terminate your employment at any time for any reason during this period, with or without cause, by giving written notice of such termination.

       If E*TRADE terminates your employment "Without Cause" or if you resign for Good Reason during the Term, then E*TRADE will continue to pay your base salary, less applicable deductions, through the earlier of: (i) six (6) months; or (ii) upon the date you commence employment elsewhere (the "Severance Period"). If you commence employment elsewhere during the Severance Period, E*TRADE will pay the difference between your base salary effective on the date your employment with E*TRADE terminates, and your new base salary. Such severance payment would be in lieu of any entitlement you may have to notice of termination, pay in lieu of notice of termination, or severance pay under any Company policy or practice. If you are eligible to receive a greater amount of severance from any other source or based on any written commitment, then you will have the option of selecting that severance payment or this one, but not both. All benefits and future stock and option vesting would terminate as of the date of termination of your employment. You would, of course, be paid your salary through your date of termination and for the value of all unused vacation earned through that date, and be allowed to continue your medical coverage to the extent provided for by COBRA, but you would not be entitled to any additional payments or benefits except as set forth herein. You would be allowed to exercise your vested options during the time period set forth in and in accordance with your option agreement and Stock Option Assumption Agreement.

       If the Company were to terminate your employment for "Cause" within twelve (12) months after the Closing Date, then you would be paid all salary and benefits, as well as the value of your accrued but unused vacation, through the date of termination of your employment, but nothing else. A termination for "Cause" shall mean a termination for any of the following reasons: (i) your material failure to perform the duties of your position after receipt of a written warning specifying the performance problem, provided that you are given a thirty (30) day opportunity to cure; (ii) engaging in misconduct as set out in the E*TRADE Code of Conduct published on the Company's internal web site; (iii) being convicted of a felony; (iv) committing an act of fraud against, or the misappropriation of property belonging to, the Company or any of its employees; or (v) a material breach of this agreement or of any confidentiality or proprietary information agreement between you and the Company. E*TRADE will provide written notice of the reason for termination in the case of any termination for Cause. A termination for any other reason shall be a termination "Without Cause."

       If your employment were to continue after twelve (12) months beyond the Closing Date, then your employment would be on an "at-will" basis. This means that either you or E*TRADE could terminate your employment at any time for any reason with or without cause and without the obligation to pay you, or your right to, any severance payment except as may be provided at such time under E*TRADE's employee benefit plans for which you are eligible.

Your Position

       You will initially have the title of <<Title>>. You will have whatever reasonable duties are assigned to you consistent with your title and position. E*TRADE may change your title, duties, compensation, and benefits as it reasonably sees fit.

Non-Competition

       You understand and agree that this agreement is entered into in connection with the acquisition by E*TRADE of all of the outstanding stock of TFC. You further understand and agree that you were a substantial shareholder or optionholder of TFC; a key and significant member of the management of TFC; and that E*TRADE paid substantial consideration in order to purchase your stock and/or option interest in TFC. In addition, the parties agree that, prior to acquisition by E*TRADE of the stock of TFC, TFC had customers in each of the fifty states of the United States. E*TRADE represents and you understand that, following the acquisition by E*TRADE of the stock of TFC, E*TRADE will continue conducting such business in all parts of the United States.

       You agree that during your employment with E*TRADE you will not engage in any other employment, business, or business-related activity unless you receive E*TRADE's prior written approval to hold such outside employment or engage in such business or activity. Such written approval will not be unreasonably withheld if such outside employment, business or activity would not in any way be competitive with the business or proposed business of E*TRADE or otherwise conflict with or adversely affect in any way your performance of your employment obligations to E*TRADE.

       You acknowledge and agree that as part of performing your job duties during your employment with TFC, you had access to highly sensitive Proprietary Information (as defined in the attached Proprietary Information and Inventions Agreement), including confidential information and trade secrets related to the development of TFC's business model, pricing strategy, product positioning, competitive analysis, marketing strategy, and other information that would be highly injurious if divulged to or used by a competitor. You also acknowledge and agree that in your capacity as <<Title>> you were involved in top-level decisions related to the design, development, marketing and sale of each of TFC's online, telephonic, and ATM banking products and services and online securities brokerage products and services (hereafter referred to as the "the Business"). You further acknowledge and agree that as <<Title>> you will continue to have access, and be involved in decisions regarding, Proprietary Information of E*TRADE including the Company's business model, pricing strategy, product positioning, competitive analysis, marketing strategy and other highly sensitive and confidential information. You agree that as pioneers in the field of online banking, TFC and E*TRADE have made substantial investments in creating unique business approaches to banking, which other banks and businesses will have incentive to replicate; hence, TFC had and now E*TRADE has a substantial interest in ensuring that its competitors do not gain access to the proprietary knowledge that you acquired during your employment with TFC or E*TRADE.

       Therefore, commencing on the Closing Date and continuing for one (1) year from the date of termination of your employment with E*TRADE, except as provided below, you will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity directly or indirectly:

       1. engage in any activity in which you participate, supervise or advise in the design, development, marketing, sale or servicing of any online, telephonic or ATM banking product or service, or any online securities brokerage product or service, in the United States. Notwithstanding the foregoing, nothing in this paragraph would prevent you from working within the banking industry for an organization in which online banking products or services, or online securities brokerage products or services do not constitute a substantial portion of its business, so long as you do not engage in any activity in which you participate, supervise or advise in the design, development, marketing, sale or servicing of any online or telephonic banking product or service, or any online securities brokerage product or service.

       2. induce, solicit or encourage any individual who was employed with the

Company within six (6) months of the termination date of your employment with the Company to leave the Company for any reason, or to employ, interview or arrange to have business opportunities offered to any such individual;

       3. permit your name to be used in connection with a business which is competitive with or substantially similar to the Business; or

       4. communicate with any individual or entity that is a customer of the Company for the purpose of soliciting or offering services substantially similar to the Business, or request, suggest, encourage or advise in any manner, any individual or entity who is presently a customer served to withdraw, curtail, limit, cancel, terminate or not renew their existing or future business with the Company or its affiliates.

       Notwithstanding the foregoing, you may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of "publicly traded securities" of any person or entity which owns a business that is competitive or substantially similar to the Business. The term "publicly traded securities" shall mean securities that are traded on a national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System.

Enforcement of Non-Competition

       You acknowledge that the services that you provided to TFC, and that you will provide to E*TRADE under this Agreement, are unique and that irreparable harm will be suffered by E*TRADE in the event of a material breach by you of any of your obligations under this agreement, and that E*TRADE will be entitled, in addition to its other rights, to enforce by an injunction or decree of specific performance the obligations set forth in this agreement.

       If any restriction set forth in the Non-Competition provision section is found by a court to be unreasonable, then the parties agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable. In addition, the parties agree that if any provision of the Non-Competition section is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the extent permitted by law.

       You agree that if the Company establishes that you, or those acting in concert with you or on your behalf, materially violate the Non-Competition provision in any way, the Company shall be entitled to recover the reasonable attorneys' fees and litigation expenses incurred, arising out of or relating to the Company's efforts to prevent the breach, to establish that a breach has occurred, to enforce the Non-Competition provisions or to seek to redress a breach, including any appeals if necessary. If the Company fails to establish that you, or those acting in concert with you or on your behalf, have materially violated any of the Non-Competition provisions in any way, you shall be entitled to reimbursement of reasonable attorneys' fees and litigation expenses incurred in your defense.

Arbitration


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


       The parties agree that any and all disputes between us which arise out of your employment, the termination of your employment, or under the terms of this Agreement, except as expressly noted below, shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this Agreement, any disputes regarding your employment by E*TRADE or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of your employment with E*TRADE or its termination. The only claims not covered by this section are the following: (i) claims arising out of your violation or alleged violation of the Non-Competition provisions in this agreement; (ii) claims for benefits under the unemployment insurance or workers' compensation laws (or claims which by law must be adjudicated in a court of law); and (iii) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property held or sought by E*TRADE, or which E*TRADE could otherwise seek; in each of these instances such disputes or claims shall not be subject to arbitration but, rather, will be resolved pursuant to applicable law. Binding arbitration will be conducted in the Arlington, Virginia area in accordance with the rules and regulations of the American Arbitration Association. If, however, you do not reside within one hundred (100) miles of Arlington at the time the dispute arose, then the arbitration may take place in the largest metropolitan area within fifty (50) miles of your place of residence when the dispute arose. The parties will split the cost of the arbitration filing and hearing fees and the cost of the arbitrator; each side will bear its own attorneys' fees, unless otherwise decided by the arbitrator. You understand and agree that arbitration shall be instead of any civil litigation, that each side waives its right to a jury trial, and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

Miscellaneous Provisions

       This agreement and the accompanying Proprietary Information and Inventions Agreement will be the entire agreement between you and E*TRADE relating to your employment and the additional matters provided for herein. This agreement supersedes and replaces (i) any prior verbal or written agreements between the parties except as provided for herein, and (ii) any prior verbal or written agreements between the undersigned employee and TFC relating to the subject matter hereof. This Agreement may be amended or altered only in a writing signed by you and the Vice President, Associates and Work Environment of E*TRADE.

       This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable it and the other provisions shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this Agreement. This offer is also contingent on you executing the E*TRADE Proprietary Information and Invention Agreement, a copy of which is attached hereto.


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


       If you have any questions about this offer, please contact me at (650) 842-8797. Please sign and date this letter below and return it to me.

                                 Sincerely,

                                 E*TRADE GROUP, INC.



                                 Jerry A. Dark
                                 Vice President, Associates and Work Environment

I agree to the terms and conditions in this offer.

Dated:_______________________, 1999





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